Exhibit 10.4

TRADEMARK LICENSE AGREEMENT

Name and Address of Licensee:	Name and Address of Parent:

GE Infrastructure Technology LLC	General Electric Company
[***]	[***]
[***]	[***]

Attn: [***]	Attn: [***]
E-mail: [***]	E-mail: [***]

with a copy (which will not constitute notice) to:	with a copy (which will not constitute notice) to:

GE Vernova LLC	Paul, Weiss, Rifkind, Wharton & Garrison LLP
[***]	1285 Avenue of the Americas
[***]	New York, NY 10019-6064

Attn: [***]	Attn: Scott A. Barshay
E-mail: [***]	Steven J. Williams
Jonathan Ashtor
Email: sbarshay@paulweiss.com
swilliams@paulweiss.com
jashtor@paulweiss.com

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS TRADEMARK LICENSE AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

i

5.9 Assistance in Protecting the GE Marks	29
5.10 Foreign Registration of the GE Marks	30
5.11 Notice of Third-Party Infringements by Licensed Products	30
5.12 Third-Party Infringements of GE Marks	30
5.13 Third-Party Infringements of Both of the GE Marks and the Vernova Marks	32
5.14 Third-Party Infringements of Vernova Marks	33
5.15 Third-Party Infringements of “GEV”	33
5.16 Implementation	34
5.17 Modification Due to Third-Party Claims	34
5.18 Territorial Restrictions	35
5.19 Cyber Security Concerns and Product Security Vulnerabilities	35

6. FEES, ROYALTIES, REPORTS, RECORDS	35

6.1 Annual Assessment	35
6.2 Royalties on New Licensed Products	35
6.3 Taxes	36
6.4 Currency and Exchange Rates	36
6.5 Quarterly Financial Reports	36
6.6 Payment Method	37
6.7 Late Payment Charge	37
6.8 Report and Record Retention	37
6.9 Accounting Principles	37
6.10 Inspection Rights	37
6.11 Deficiencies Revealed by Audit	38

7. TERM, RENEWAL AND TERMINATION	38

7.1 Term	38
7.2 Termination of the Agreement	38
7.3 Obligations on Expiration and Termination; Survival	40
7.4 Grace Period	42
7.5 Adequate Assurances	43

8. INSURANCE	43

9. REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; DISCLAIMERS	44

9.1 Compliance with Laws	44
9.2 No Child Labor	44
9.3 No Forced Labor	45

9.4 Respectful Workplace and Human Rights	45
9.5 Environmental Waste	45
9.6 Ethics Compliance	46
9.7 Parent Trademark Warranty	46
9.8 No Other Representations or Warranties	46
9.9 Licensee’s Indemnity	46
9.10 Parent’s Indemnity	47
9.11 General Disclaimers	48
9.12 Limitation on Liability	48
9.13 Remedies Not Exclusive	49

10. MISCELLANEOUS	49

10.1 Assignment and Divested Entities	49
10.2 Governing Law	50
10.3 Notices	50
10.4 Severability	51
10.5 Counterparts; Entire Agreement; Corporate Power	51
10.6 Third-Party Beneficiaries	52
10.7 Waivers of Default	52
10.8 Amendment	52
10.9 Interpretation	52
10.10 Headings	53
10.11 Dispute Resolution	53
10.12 Specific Performance	53
10.13 Waiver of Jury Trial	54
10.14 Confidentiality	54
10.15 Relationship of the Parties	54

ATTACHMENT 1	GE MARKS
ATTACHMENT 2	VERNOVA MARKS
ATTACHMENT 3	COMBINED MARK
ATTACHMENT 4	LICENSED TERRITORY
ATTACHMENT 5	MARKETING MEETING OUTLINE
ATTACHMENT 6	GE DOMAIN NAMES
ATTACHMENT 7	GE DATA PRIVACY AND PROTECTION GUIDELINES FOR TRADEMARK LICENSEES
ATTACHMENT 8	APPROVED GE ENTITY NAMES

ATTACHMENT 9	VERNOVA VISUAL AND BRANDING GUIDELINES
ATTACHMENT 10	PERMITTED SUBLICENSEES
ATTACHMENT 11	TRANSITION TIMELINE
ATTACHMENT 12	ADDITIONAL FIELDS

This TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of March 31, 2024 is made and entered into by and between General Electric Company, a New York corporation (“Parent”), as licensor, and GE Infrastructure Technology LLC, a Delaware limited liability company (“Licensee”), as licensee.

PREAMBLE

WHEREAS,

A.

Parent and GE Vernova LLC, a Delaware limited liability company, to be converted to a corporation and renamed GE Vernova Inc. prior to the Distribution Date (“SpinCo”) will enter into that certain Separation and Distribution Agreement on April 1, 2024 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”);

B.	The Separation Agreement requires the execution and delivery of this Agreement by the Parties as of the Distribution Date;

C.	Parent owns the GE Marks and holds registrations thereof in various countries of the world for various products and services;

D.	Licensee owns the Vernova Marks and holds registrations thereof in various countries of the world for various products and services;

E.	Parent has the right to grant the rights and licenses granted in this Agreement to Licensee;

F.	The GE Marks constitute valuable rights owned and used by Parent and its Affiliates in conducting their businesses and designating the origin or sponsorship of their distinctive products and services;

G.

Parent desires to enhance and protect the goodwill of the GE Marks and to preserve its and its Affiliates’ rights to label products and associated services with the GE Marks so as to avoid consumer confusion;

H.

Licensee and Parent agree that certain rules regarding Licensee’s use of the GE Marks are necessary to enhance and protect the goodwill of the GE Marks, and to ensure that Parent’s and its Affiliates’ rights in the GE Marks are preserved;

I.

Licensee wishes to use the GE Marks upon and in connection with the manufacture, importation, exportation, packaging, display, sale, marketing, advertising, promotion, distribution, delivery, performance, provision, maintenance, servicing, updating, upgrading and repowering of the Licensed Products;

J.

In connection with the transactions contemplated by the Separation Agreement, Parent desires to grant to Licensee rights and licenses to use the GE Marks in accordance with the terms, and subject to the conditions, set forth herein; and

K.

Licensee acknowledges Parent is entering into this Agreement as required by the Separation Agreement, for payment of the fees and royalties to be paid by Licensee to Parent hereunder, and also for the promotional value and marketing benefits to be secured by Parent as a result of the manufacture, importation, exportation, packaging, display, sale, marketing, advertising, promotion, distribution, delivery, performance, provision, maintenance, servicing, updating, upgrading and repowering of the Licensed Products.

NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Separation Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

1.1 Defined Terms.

Unless otherwise defined in this Agreement, all capitalized terms used herein shall have the meanings ascribed to such terms in the Separation Agreement. The following capitalized terms as used in this Agreement shall have the meanings given to them below.

(a) “Additional Fields” means the fields of use set forth on Attachment 12.

(b) “Additive Technologies” means any activity, asset, device, Software, product or service that processes or enables the processing of the joining of materials to make objects from 3D model data, usually layer upon layer, as opposed to subtractive manufacturing methodologies, including any activities, assets, devices, Software, products or services to the extent they store, process, analyze, manage, secure, or transfer data in connection with such processing or the enablement of such processing.

(c) “Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise; provided, however, that, from and after the Distribution Date, (i) SpinCo and the other members of the SpinCo Group shall not be considered Affiliates of Parent or any of the other members of the Parent Group and (ii) Parent and the other members of the Parent Group shall not be considered Affiliates of SpinCo or any of the other members of the SpinCo Group; provided, further, that no member of the HealthCare SpinCo Group shall be considered an Affiliate of any member of the Parent Group or the SpinCo Group.

(d) “Bankruptcy Event” shall have occurred in respect of a Person, if such Person becomes insolvent, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors, or (a) if insolvency, receivership, reorganization or bankruptcy proceedings are commenced against any such party, and such proceedings are not dismissed within sixty (60) days, or (b) if insolvency, receivership, reorganization or bankruptcy proceedings are commenced by any such Person.

(e) “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

(f) “Change of Control” means, with respect to Licensee or a Permitted Sublicensee, the acquisition, directly or indirectly, of control of Licensee or such Permitted Sublicensee by a third party, either alone or pursuant to an arrangement or understanding with one or more persons.

(g) “Combined Mark” means a Trademark that combines solely a GE Mark followed immediately by a Vernova Mark (and without any additional words) for use solely in accordance with the procedures set forth in this Agreement (including the Usage Guidelines), including the Trademarks listed and referenced on Attachment 3.

(h) “Contract Year” means each twelve (12) month period from and including January 1st through and including December 31st during the Term, with the exception of (i) the first Contract Year (Contract Year 1), which shall be for the period from and including the Distribution Date through and including December 31, 2024 and (ii) the final Contract Year, which shall be from and including January 1st of the relevant year through the later of (a) the Expiration Date or (b) the end of any Grace Period.

(i) “Digital Solutions” means any Digital Solutions Products and Services in existence as of or after the Distribution Date, that in each case are not exclusively applicable to the SpinCo Business (excluding any Former SpinCo Business).

(j) “Digital Solutions Products and Services” means any activity, asset, device, Software, product or service (i) that connects, senses, measures, coordinates, manages, tests, controls, automates, or communicates between or among two (2) or more of (A) industrial assets and (B) network edge devices; or (ii) which stores, processes, analyzes, manages, secures (including provision of unauthorized access detection and prevention, data security in transit, or other cybersecurity or operation security features), or transfers industrial or complex data in connection with such activities, assets, devices, Software, products or services of subsection (i).

(k) “Domain Names” means Internet domain names, including top level domain names, global top level domain names, and URLs.

(l) “Earned Royalties” means royalties earned at the rates negotiated in good faith by the Parties (as contemplated in Section 2.1(b)) based on Net Sales of New Licensed Products.

(m) “Exclusively Licensed Products” means: (i) all products and services that, as of immediately prior to the Distribution Date, are both (A) branded with or marketed under a GE Mark and (B) exclusively sold by the SpinCo Business (excluding any Former SpinCo Business) and any natural evolutions thereof; and (ii) any other products and services approved by Parent for inclusion as an Exclusively Licensed Product in accordance with Section 2.1(b); provided, however, that “Exclusively Licensed Products” shall in no event include, and shall expressly exclude, Separate Product Components, Software, Digital Solutions, robotic products, Additive Technologies or other products and services that would constitute “Non-Exclusively Licensed Products” as defined in this Agreement.

(n) “Expiration Date” means the earlier of (i) ten (10) years following the Distribution Date if this Agreement is not renewed, and if it is renewed, the last day of the last Renewal Term and (ii) the date on which this Agreement is otherwise terminated.

(o) “Former Business” means any corporation, partnership, entity, product line, division, business unit or business, including any business within the meaning of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person other than Parent or its Subsidiaries or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Distribution Date.

(p) “Former SpinCo Business” means the operations set forth on Schedule 1.01(c) of the Separation Agreement and any Former Business that at the time of sale, conveyance, assignment, transfer, or other disposition or divestiture (in whole or in part) or discontinuation, abandonment, completion or termination (in whole or in part) of the operations, activities or production thereof, was primarily managed by or primarily associated with the SpinCo Business or any portion thereof as then conducted.

(q) “GE Domain Names” means the Domain Names listed and referenced on Attachment 6.

(r) “GE Marks” means the Trademarks listed and referenced on Attachment 1, as may be unilaterally amended from time to time by Parent with reasonable advance notice to Licensee, solely to reflect modifications to the appearance of the GE Marks and the guidelines for use of the GE Marks, including to comply with the Usage Guidelines.

(s) “Governmental Authority” means any federal, state, local, foreign, international or multinational government, political subdivision, governmental, quasi-governmental authority of any nature (including any department, commission, board, bureau, agency, court or tribunal) or other body exercising legislative, judicial, regulatory, administrative or taxing authority, arbitral body or official of any of the foregoing.

(t) “Grace Period” means the time in which sales of any Licensed Products are permitted following the termination date as provided in Sections 7.3(c), 7.3(d) and 7.4.

(u) “Gross Revenue” means all gross revenue directly or indirectly invoiced or received for all Licensed Products Sold by or for Licensee, its Affiliates or Permitted Sublicensees to any third party (e.g., retailers, distributors, dealers, resellers, sales agents, consumers, etc.) before any discounts, allowances, other deductions, setoffs or offsets. For clarity, Gross Revenue is computed on sales by Licensee’s Affiliates (and not only by Licensee and Permitted Sublicensees) solely for purposes of computing Earned Royalties.

(v) “HealthCare Business” has the meaning given to the defined term “SpinCo Business” in the HealthCare SDA.

(w) “HealthCare SDA” means that certain Separation and Distribution Agreement, dated as of November 7, 2022, by and between Parent and GE Healthcare Holding LLC (n/k/a GE HealthCare Technologies Inc.), as amended by Amendment No. 1 to Separation and Distribution Agreement, dated as of January 2, 2023.

(x) “HealthCare SpinCo Group” has the meaning given to the defined term “SpinCo Group” in the HealthCare SDA.

(y) “Industrial Power Products” means any:

(i) Software or related services constituting Digital Solutions Products and Services in the following categories: (w) grid management, (x) industrial operations and manufacturing, (y) industrial asset management or (z) cybersecurity, in each case (w)-(z) excluding any of the foregoing designed for use primarily or exclusively in the aviation or aerospace industries; or

(ii) power generation or electrification goods, equipment, Software, systems or services;

that, in either case (i) or (ii), (A) are designed for use in industrial or professional applications and (B) sold or provided exclusively to businesses, educational institutions or governmental institutions for use in producing other goods or rendering services, and not to end user consumers.

(z) “Information Statement” means the Information Statement sent by or on behalf of Parent to the holders of Parent Common Stock in connection with the Distribution, as such Information Statement may be amended from time to time.

(aa) “Intellectual Property” means all of the following intellectual property and similar rights, title or interest arising under the Laws of the United States or any other country: (i) patents, patent applications and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation or continuation-in-part applications (“Patents”); (ii) copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions (“Copyrights”); and (iii) trade secrets; provided, however, as used in this Agreement, the term “Intellectual Property” expressly excludes Trademarks and rights arising from or in respect of Domain Names and Domain Name registrations and reservations and Software.

(bb) “Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, concession, grant, franchise, license, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect.

(cc) “Licensed Products” means, collectively, (i) the Exclusively Licensed Products and (ii) the Non-Exclusively Licensed Products.

(dd) “Licensed Territory” means the jurisdictions set forth on Attachment 4.

(ee) “Minority JV” means any Person in which a member of the SpinCo Group has a joint venture interest or equity interest, but not a controlling joint venture interest or equity interest, including the Persons identified as “SpinCo Joint Venture Interests and Other Equity Interests” on Schedule 1.01(j) of the Separation Agreement.

(ff) “Net Sales” means the total Gross Revenue less the following documented and supportable items of expense to the extent to which they are actually paid or allowed:

(i) trade or quantity discounts and allowances customarily and regularly required by and actually granted to customers or any other third party (e.g., retailers, distributors, dealers, and consumers, including commissions paid to distributors or dealers) acquiring from Licensee, its Affiliates or Permitted Sublicensees; provided, however, that, subject to applicable Law or regulatory requirements, the deduction for such discounts and allowances may not exceed ten percent (10%) of Gross Revenue in any Contract Year;

(ii) returns actually made and credited if amounts equal to such credits have previously been included in Gross Revenue; provided, however, that the deduction for such returns may not exceed ten percent (10%) of Gross Revenue in any Contract Year;

(iii) value added taxes, sales taxes, use taxes or similar taxes on sales to the extent included in Gross Revenues; and

(iv) separately stated freight or Licensee’s or any Permitted Sublicensee’s cost of freight as evidenced in each case by proper documentation (e.g., UPS shipment invoice or other documentation requested by Parent) to the extent included in Gross Revenues;

provided, however, that Licensee shall not deduct from Gross Revenue: (A) except as expressly set forth in this Section 1.1(ff), any expenses, accruals, allowances, or any other costs incurred or amounts accrued by Licensee or Permitted Sublicensees (1) in the manufacture, importation, exportation, packaging, display, sale, marketing, advertising, promotion, distribution, delivery or provision of the New Licensed Products, or (2) relating to uncollectible accounts, bad debts, warranty claims, extended warranty claims, returns processing, co-op advertising or insurance; or (B) any indirect or overhead expense of any kind whatsoever.

(gg) “New Legal Names” means new legal entity names of any Person that do not consist in whole or in part of, and are not dilutive of or confusingly similar to, the GE Marks, except as explicitly approved by Parent in accordance with the terms of this Agreement.

(hh) “Non-Exclusively Licensed Products” means all: (i) products and services that, as of immediately prior to the Distribution Date, are both (A) branded with or marketed under a GE Mark and (B) sold by both the Parent Business (excluding any Former Business) and the SpinCo Business (excluding any Former SpinCo Business) and any natural evolutions thereof; (ii) Separate Product Components that, as of immediately prior to the Distribution Date, are both (A) branded with or marketed under a GE Mark and (B) used or sold by the SpinCo Business (excluding any Former SpinCo Business), and any natural evolutions thereof; provided, that such Separate Product Components are embedded into Licensed Products or otherwise distributed for use as part of or in connection with Licensed Products; (iii) Software or Digital Solutions that, as of immediately prior to the Distribution Date, are both (A) branded with or marketed under a GE Mark and (B) used or sold by the SpinCo Business (excluding any Former SpinCo Business), and any natural evolutions thereof; (iv) robotic products that, as of immediately prior to the Distribution Date, are both (A) branded with or marketed under a GE Mark and (B) used or sold by the SpinCo Business (excluding any Former SpinCo Business), and any natural evolutions thereof; and (v) any other products and services approved by Parent for inclusion as a Non-Exclusively Licensed Product in accordance with Section 2.1(b); provided, however, that “Non-Exclusively Licensed Products” shall in no event include, and shall expressly exclude, any Additive Technologies.

(ii) “Parent Business” means the businesses and operations as conducted immediately prior to the Distribution or as formerly conducted by Parent and its Subsidiaries other than the SpinCo Business, including any Former Business, including the operations set forth on Schedule 1.01(d) of the Separation Agreement, other than any Former SpinCo Business or the HealthCare Business.

(jj) “Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

(kk) “Parent Group” means, Parent and each Subsidiary of Parent that is or was a Subsidiary of Parent at the time in respect of which the relevant determination is being made, but excluding any member of the SpinCo Group.

(ll) “Parent Personal Information” shall have the meaning set forth in Section 2(e) of the Data Privacy Guidelines included in Attachment 7.

(mm) “Party” means Parent and Licensee individually, and “Parties” means Parent and Licensee collectively.

(nn) “Permitted Sublicensees” means:

(a)	SpinCo;

(b)

subject to Section 2.4, any of SpinCo’s Subsidiaries (other than Licensee) that are engaged in the SpinCo Business (excluding any Former SpinCo Business) as of immediately prior to the Distribution Date and are set forth on Attachment 10A; provided, that in the event that SpinCo acquires, otherwise obtains or forms additional direct or indirect Subsidiaries after the Distribution Date, any such Subsidiary shall be deemed a Permitted Sublicensee upon Parent’s written consent, (x) which shall not be unreasonably withheld or denied with respect to any wholly-owned Subsidiary, and (y) which shall be provided in Parent’s sole discretion with respect to any other Subsidiary; and

(c)

subject to Section 2.4, any of SpinCo’s Minority JVs that are engaged in the SpinCo Business (excluding any Former SpinCo Business) as of immediately prior to the Distribution Date and are set forth on Attachment 10B; provided, that in the event that SpinCo obtains ordinary voting power in or forms any additional direct or indirect joint venture that is not a Subsidiary of SpinCo, any such joint venture shall be deemed a Permitted Sublicensee and such joint venture shall be added to Attachment 10B, upon Parent’s written consent, to be provided in Parent’s sole discretion.

(oo) “Person” means an individual, a general or limited partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity or any Governmental Authority.

(pp) “Personal Information” shall have the meaning set forth in Section 2(f) of the Data Privacy Guidelines in Attachment 7.

(qq) “Prudent Industry Practices” means, with respect to any electrical generation equipment, the practices, methods, activities and standards of safety adopted by a significant portion of the North American electric utility industry as good practices applicable to the design, construction, operation, maintenance, repair and use of generation equipment of similar type, size and capacity of such equipment supplied hereunder with commensurate standards of safety, performance, dependability, efficiency and economy and the practices and methods of activities which, in the exercise of skill, diligence, prudence, foresight and reasonable judgment by a prudent manufacturer of generation equipment in light of the facts known at the time the decision was made, could reasonably have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and Applicable Laws. Prudent Industry Practices are not intended to be limited to the optimum practices, methods, acts or standards to the exclusion of all others, but are intended to delineate acceptable practices, methods, acts or standards generally accepted in the North American electric utility industry.

(rr) “Reporting Period” means each calendar quarter of each Contract Year and any Grace Period; provided, however, that the first and last such quarter during the Term or any Grace Period may not be a full calendar quarter.

(ss) “Restructuring” means those certain restructuring transactions for purposes of aggregating the SpinCo Business in the Parent Group prior to the Distribution.

(tt) “Separate Product Components” means any individual component of a Licensed Product, taken separately from the Licensed Product as a whole, including batteries, cameras, monitors, sensors and printers.

(uu) “Software” means all: (i) computer programs, including all software implementation of algorithms, models, formulas and methodologies, whether in source code, object code, human readable form or other form; (ii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iii) all documentation, including user manuals and other training documentation, relating to any of (i) or (ii).

(vv) “Sold” means the first to occur of any of the following events with respect to specified Licensed Products: (i) when delivered, leased, loaned, rented or otherwise provided or disposed of; (ii) when paid for; or (iii) when billed. The term “Sell” shall have a correlative meaning.

(ww) “SpinCo Business” means the renewable energy, power and digital businesses and operations of Parent and its Subsidiaries, as such businesses and operations were conducted as of immediately prior to the Distribution or as formerly conducted by Parent and its Subsidiaries, including as described in the Information Statement, together with any Former SpinCo Businesses.

(xx) “SpinCo Group” means, (a) SpinCo and each Subsidiary of SpinCo that is or was a Subsidiary of SpinCo at the time in respect of which the relevant determination is being made and (b) each entity set forth on Schedule 1.01(j) of the Separation Agreement under the caption “Subsidiaries,” each of which is contemplated to become a Subsidiary in connection with the Restructuring, in each case of this clause (b), until such time thereafter as it ceases to be a Subsidiary of SpinCo.

(yy) “Standards of Quality” means the GE Data Privacy and Protection Guidelines for Licensees (“Data Privacy Guidelines”), the Prudent Industry Practices and the other guidelines set forth in Article 3, which shall not be less than (i) the high standards of quality, appearance, service and other standards that are observed immediately prior to the Distribution Date by SpinCo Group or Parent Group in the commercialization, advertising, marketing and promotion of Licensed Products rendered immediately prior to or as of the Distribution Date and (ii) the standards that Licensee, Permitted Sublicensees and their respective Vendors observe in their commercialization, advertising, marketing and promotion from time to time of any products and services similar to the Licensed Products.

(zz) “Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

(aaa) “Trademarks” means, collectively, trademarks, service marks, trade names, service names, taglines, slogans, brand names, brand marks, trade dress, identifying symbols and logos, including all goodwill associated therewith, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing.

(bbb) “Usage Guidelines” means, collectively: (i) Parent’s guidelines for use of the GE Marks as may be provided and amended from time to time by Parent in its sole discretion; (ii) Parent’s Brand Identity Guidelines (http://www.gebrandcentral.com/article/brand-architecture), or any successor brand identity guidelines thereto, as may be updated from time to time by Parent in its sole discretion; and (iii) the Vernova Visual and Branding Guidelines which are set forth in Attachment 9, as may be updated from time to time by Parent in its sole discretion or as requested by Licensee and approved by Parent in its sole discretion.

(ccc) “Vendor” means (i) any supplier to Licensee or a Permitted Sublicensee that manufactures or assembles finished Licensed Products and (ii) any supplier to Licensee or a Permitted Sublicensee of components that bear a GE Mark for incorporation into Licensed Products or any subcontractor that provides any portion of services included in the Licensed Products that are Sold under a GE Mark.

(ddd) “Vernova Marks” means the Trademarks listed and referenced on Attachment 2.

1.2 Additional Defined Terms.

The following terms have the meanings set forth in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Annual Fee	6.1
Applicable Standards	3.2(a)
Applicable Vendor Standards	3.8(b)
Approved GE Entity Names	2.3(a)
Approved Marketing Strategies	4.1
Assignee	10.1(c)
Books and Records	6.8
Change of Control Notice	7.2(c)
child	9.2
children	9.2
Damages	9.9(a)
Data Privacy Guidelines	1.1(xx)
Divested Entity	10.1(b)
EHS	3.5
EWR Products	9.5
Financial Report	6.5
GAAP	6.9
IFRS	6.9
Initial Notice	7.2(c)
Initial Term	7.1
Licensee	Preamble
Licensee Indemnified Parties	9.10(a)
Licensee’s Indemnity	9.9(a)
Marketing Meeting Outline	4.1
Marketing Meetings	4.1
New Licensed Product	2.1(b)
NPI Process	3.2(c)
Parent	Preamble
Parent Indemnified Parties	9.9(a)
Renewal Term	7.1
Required Insurance	8.1
Responsible Parties	9.5
Separation Agreement	Recitals
SpinCo	Recitals
SRG	3.8(a)
Term	7.1
Waste Fees	9.5

2.	GRANT OF LICENSE

2.1 Licensed Products.

(a) In accordance with the terms, and subject to the conditions, set forth in this Agreement, Parent hereby grants Licensee:

(i) a limited, personal, fee-bearing (with respect to (A) Exclusively Licensed Products and (B) New Licensed Products described in Section 2.1(b)(i) that are deemed Exclusively Licensed Products in accordance with Section 2.1(b)) or royalty-bearing (with respect to New Licensed Products described in Section 2.1(b)(ii) or Section 2.1(b)(iii) that are deemed Exclusively Licensed Products in accordance with Section 2.1(b)), exclusive (except as to Parent and its Affiliates and subject to any rights granted prior to the Distribution Date), non-transferable, non-assignable (except as permitted in accordance with Section 10.1), non-sublicensable (except as permitted in accordance with Section 2.4), license during the Term and any Grace Period, only in the Licensed Territory to use the GE Marks only in connection with the manufacture by or for Licensee (including the right to have manufactured by Vendors in accordance with Article 3) and the importation, exportation, packaging, display, sale, marketing, advertising, promotion, distribution, delivery, performance, provision, maintenance, servicing, updating, upgrading and repowering of Exclusively Licensed Products, solely in connection with the SpinCo Business (excluding any Former SpinCo Business) as conducted as of immediately prior to the Distribution Date, and any natural evolutions thereof; and further providing that in no event shall Parent be restricted from using the GE Marks in connection with the importing, exporting, packaging, displaying, selling, marketing, advertising, promoting, distributing, delivering, performing, providing, maintaining, servicing, updating, upgrading and repowering any products or services (including, for the avoidance of doubt, any products or services that would otherwise constitute Exclusively Licensed Products) created using or generated by or through the use of, or that constitute the output of any Additive Technologies; and

(ii) a limited, personal, fee-bearing (with respect to (A) Non-Exclusively Licensed Products and (B) New Licensed Products described in Section 2.1(b)(i) that are deemed Non-Exclusively Licensed Products in accordance with Section 2.1(b)) or royalty-bearing (with respect to New Licensed Products described in Section 2.1(b)(ii) or Section 2.1(b)(iii) that are deemed Non-Exclusively Licensed Products in accordance with Section 2.1(b)), non-exclusive, non-transferable, non-assignable (except as permitted in accordance with Section 10.1), non-sublicensable (except as permitted in accordance with Section 2.4), license during the Term and any Grace Period, only in the Licensed Territory to use the GE Marks only in connection with the manufacture by or for Licensee (including the right to have manufactured by Vendors in accordance with Article 3) and the importation, exportation, packaging, display, sale, marketing, advertising, promotion, distribution, delivery, performance, provision, maintenance, servicing, updating, upgrading and repowering of Non-Exclusively Licensed Products, solely in connection with the SpinCo Business (excluding any Former SpinCo Business) as conducted as of immediately prior to the Distribution Date and any natural evolutions thereof.

All such use shall be in strict accordance with the Standards of Quality, the Usage Guidelines and otherwise in accordance with all terms, and subject to all terms and conditions, set forth this Agreement.

(b) Licensee may request that the foregoing licenses be extended to cover additional products or services in the Licensed Territory (a “New Licensed Product”). Any such request by Licensee shall be submitted in writing to Parent in a form containing information and details mutually agreed upon between the Parties. Parent shall have the right, in its sole discretion, to request additional information to facilitate its assessment of any such request. Any such extension to a New Licensed Product shall be subject to the following:

(i) With respect to New Licensed Products that are Industrial Power Products for use in one or more of the Additional Fields, any such extension of the licenses hereunder shall not be subject to the prior written approval of Parent or any additional royalties; provided, however, that Licensee must provide Parent with reasonable prior notice of any request to extend such licenses to any such New Licensed Product and any such extension shall become effective only upon Parent’s (A) confirmation that Parent has all necessary rights to grant such extension and (B) designation of such New Licensed Product as an Exclusively Licensed Product or Non-Exclusively Licensed Product (as set forth below in this Section 2.1(b)).

(ii) With respect to all New Licensed Products that are Industrial Power Products, other than New Licensed Products addressed in Section 2.1(b)(i), any such extension of the licenses hereunder shall be subject to Parent’s prior written approval, not to be unreasonably withheld or denied, and a royalty rate to be negotiated in good faith between the Parties; [***].

(iii) With respect to all New Licensed Products that are not addressed in Section 2.1(b)(i) or Section 2.1(b)(ii), any such extension of the licenses hereunder shall be subject to Parent’s prior written approval, which shall be provided in Parent’s sole discretion and which may not extend to all such requested products or services nor all jurisdictions in the Licensed Territory, and a royalty rate to be negotiated in good faith between the Parties.

With respect to any of the foregoing requests for extensions to a New Licensed Product, Licensee acknowledges and agrees that any such extensions may be subject to additional terms or conditions, as deemed necessary or desirable by the Parent, including with respect to exclusivity. Upon (A) Parent’s consent (with respect to New Licensed Products addressed in Section 2.1(b)(ii) or Section 2.1(b)(iii)) or (B) confirmation of Parent’s ability to extend the license in Section 2.1(a)(i) or Section 2.1(a)(ii) (with respect to New Licensed Products addressed in Section 2.1(b)(i)), as applicable, to cover a New Licensed Product in accordance with the terms of this Section 2.1(b), such extension, and any relevant terms and conditions related thereto, shall be documented in writing by the Parties and attached hereto as an Attachment, at which time such

New Licensed Product shall be deemed an Exclusively Licensed Product or Non-Exclusively Licensed Product, as applicable, as defined and used hereunder. The Parties will meet once per Reporting Period (or at a different frequency, as mutually agreed upon between the Parties) to discuss any such requests for New Licensed Products, as well as to review Licensee’s and its Permitted Sublicensees’ outstanding Grace Period requests pursuant to Section 7.3(c), outstanding requests for additional legal entity names pursuant to Section 2.3(c), product pipeline, acquisition and divestiture activities, joint ventures and similar developments.

2.2 Trade Name.

(a) In accordance with the terms, and subject to the conditions, set forth in this Agreement, Parent hereby grants Licensee a limited, personal, fee-bearing, exclusive, non-transferable, non-assignable (except as permitted in accordance with Section 10.1), non-sublicensable (except as permitted in accordance with Section 2.4), license during the Term and any Grace Period, to use “GE” in the trade name “GE Vernova” solely in connection with (i) the SpinCo Business (excluding any Former SpinCo Business) as conducted as of immediately prior to the Distribution Date and any natural evolutions thereof and (ii) Licensed Products.

(b) Subject to Section 7.2(a)(vii), Licensee may request that the license granted under Section 2.2(a) be extended to include a trade name that is or contains a GE Mark but is not “GE Vernova.” Any such request by Licensee shall be submitted in writing to Parent and shall be subject to Parent’s prior written approval, in its sole discretion; provided, however, that in no event shall Parent’s failure to respond or render a decision be deemed to constitute an approval.

2.3 Legal Entity Names.

(a) In accordance with the terms, and subject to the conditions, set forth in this Agreement, Parent hereby grants Licensee a limited, non-sublicensable (except as permitted in accordance with Section 2.4) right, during the Term and any Grace Period, (subject to Section 2.3(d)) to use the GE Marks as part of legal entity names for the entities listed on Attachment 8 (the “Approved GE Entity Names”). To the extent any member of the SpinCo Group or any Permitted Sublicensee that exists as of immediately prior to the Distribution Date has a legal entity name that includes any GE Mark but is not an Approved GE Entity Name, Licensee, the members of the SpinCo Group and the applicable Permitted Sublicensees shall adopt New Legal Names for such Persons in accordance with Section 2.3(b). For the avoidance of doubt, the rights granted under this Section 2.3(a) shall not confer any right or license to use the GE Marks, the Combined Mark or the Approved GE Entity Names as a Trademark.

(b) Promptly after the Distribution Date, but in any event no later than six (6) months after the Distribution Date (or such longer time period as may be approved by Parent in its reasonable discretion), Licensee, the members of the SpinCo Group and the applicable Permitted Sublicensees shall make all filings with any and all offices, agencies and bodies and take all other actions necessary to adopt New Legal Names for such Persons with legal entity names that include any GE Mark but are not Approved GE Entity Names, and upon receipt of confirmation from the appropriate registry that such name changes have been effected, Licensee shall provide Parent with written proof that such name changes have been effected. In the event that Licensee, any such Permitted Sublicensee or any such member of the SpinCo Group is unable to obtain all approvals necessary to adopt a New Legal Name in a jurisdiction, or is otherwise unable for regulatory reasons or other reasons outside of such Person’s control to adopt a New Legal Name in a jurisdiction, such Person shall be allowed to continue its use of the applicable legal entity name for a transition period, to the extent required for such Person to adopt a New Legal Name in a particular jurisdiction, which shall be mutually agreed upon by the Parties; provided, however, that such Person has demonstrated reasonable efforts to adopt a New Legal Name.

(c) Licensee may request that the right granted under Section 2.3(a) be extended to legal entity names that did not exist at the time of the Distribution Date for Licensee or a Permitted Sublicensee; provided, that if the legal entity names include “GE” such legal entity names must include “GE Vernova.” Any such request by Licensee shall be submitted in writing to Parent and shall be subject to Parent’s prior written approval, (i) which shall not be unreasonably withheld or denied with respect to any Subsidiary of SpinCo, and (ii) which shall be provided in Parent’s sole discretion with respect to any Minority JV; provided, however, that in no event shall Parent’s failure to respond or render a decision be deemed to constitute an approval. Notwithstanding the foregoing, to the extent such legal entity name includes “GE Vernova” in combination with a jurisdiction (e.g., “GE Vernova Canada, Inc.”), the right granted to Licensee under Section 2.3(a) shall be automatically extended to such legal entity names upon Licensee’s prior written notice to Parent of such legal entity names, without further review or approval by Parent.

(d) Notwithstanding the foregoing, in the event the SpinCo Group adopts a trade name that is not “GE Vernova,” the rights granted to Licensee under this Section 2.3 shall immediately terminate, and Licensee, its Permitted Sublicensees and all members of the SpinCo Group shall promptly, but in any event no later than six (6) months after such termination of rights, make all filings with any and all offices, agencies and bodies and take all other actions necessary to adopt New Legal Names for all such Persons with legal entity names that include any GE Mark, and upon receipt of confirmation from the appropriate registry that such name changes have been effected, Licensee shall provide Parent with written proof that such name changes have been effected. In the event that any such Person is unable to obtain all approvals necessary to adopt a New Legal Name in a jurisdiction, or is otherwise unable for regulatory reasons or other reasons outside of such Person’s control to adopt a New Legal Name in a jurisdiction, such Person shall be allowed to continue its use of the applicable legal entity name in such impacted jurisdiction for a transition period mutually agreed upon by the Parties not to exceed one (1) year; provided, however, that such Person has demonstrated commercially reasonable efforts to adopt a New Legal Name.

2.4 Sublicensing.

(a) In accordance with all terms, and subject to all conditions, set forth in this Agreement, as of the Distribution Date, Licensee shall have the right to grant to any Permitted Sublicensee a non-transferable sublicense (without the right to grant further sublicenses) under the rights and licenses granted to Licensee in this Article 2; provided, however, that in no event shall any such sublicense exceed the scope of the rights and licenses granted to Licensee in this Article 2.

(b) The Parties acknowledge and agree that, as of immediately prior to the Distribution Date, all Persons listed on Attachment 10 are using the GE Marks or Approved GE Entity Names (as applicable) in the conduct of the SpinCo Business (excluding any Former SpinCo Business) and therefore shall be eligible to be “Permitted Sublicensees” hereunder; provided, however, that (i) if Licensee notifies Parent within twelve (12) months of the Distribution Date of any Subsidiary or any Minority JV that is using the GE Marks or Approved GE Entity Names, as applicable, in the conduct of the SpinCo Business as of the Distribution Date, and Parent approves inclusion of such Person on Attachment 10 as contemplated in Section 1.1(nn), such Person shall be deemed a “Permitted Sublicensee” upon Licensee’s grant of a written sublicense to such Person hereunder (in accordance with the terms and conditions hereof and on such timing as may be agreed upon by the Parties; provided, that such written sublicense may be accepted by a controlling entity of such Permitted Sublicensee on behalf of such Permitted Sublicensee) or (ii) if Licensee notifies Parent within thirty (30) days of the Distribution Date of any Person listed on Attachment 10 that is not using the GE Marks or Approved GE Entity Names, as applicable, in the conduct of the SpinCo Business as of the Distribution Date, such Person shall not be deemed a “Permitted Sublicensee,” such Person shall be removed from Attachment 10, and Licensee shall not be entitled to grant sublicenses to such Person hereunder.

(c) Licensee shall cause each Permitted Sublicensee to fully comply with all terms and conditions set forth in this Agreement as if such Permitted Sublicensee was directly bound thereby, and Licensee shall be liable hereunder for all actions or omissions of any Permitted Sublicensee, including any breach or other violation by any Permitted Sublicensee of any terms and conditions set forth herein, as if performed (or failed to be performed) by Licensee itself.

(d) Notwithstanding the foregoing, (i) in the event any Permitted Sublicensee listed on Attachment 10A ceases to be a Subsidiary of SpinCo after the Distribution Date, except as and to the extent provided in Section 10.1(b), Licensee shall promptly provide written notice to Parent that such Person has ceased to be a Subsidiary of SpinCo (or, in the event such Person will cease to be a Subsidiary as a result of a negotiated transaction, Licensee shall provide written notice to Parent prior to the consummation of such transaction), and Parent shall determine in its sole discretion whether such Person may continue to be a “Permitted Sublicensee” or shall otherwise cease to be a “Permitted Sublicensee,” in which case all sublicenses granted to it under the rights and licenses hereunder shall automatically terminate forthwith, or (ii) in the event that any Permitted Sublicensee listed on Attachment 10B experiences a change of its circumstances described on Attachment 10B with respect to such Person after the Distribution Date (such that, such circumstances cease to be true with respect thereto), Licensee shall promptly provide written notice to Parent of such change in circumstances (or, in the event such circumstances will change as a result of a negotiated transaction, Licensee shall provide written notice to Parent prior to the consummation of such transaction), and Parent shall determine in its sole discretion whether such Person may continue to be a “Permitted Sublicensee” or shall otherwise cease to be a “Permitted Sublicensee,” in which case all sublicenses granted to it under the rights and licenses hereunder shall automatically terminate forthwith.

2.5 Reservation of Rights. Any rights not granted to Licensee in this Agreement are specifically reserved by and for the Parent Group and the rights granted to Licensee in this Agreement are subject to any and all of the rights granted by the Parent Group to third parties prior to the Distribution Date. Except as expressly provided in this Article 2, if applicable, no licenses or other rights are implied or granted by estoppel or otherwise. Licensee hereby accepts the grant of rights and licenses in Article 2, and shall cause Permitted Sublicensees to accept the grant of any written sublicenses, in each case, in accordance with the terms, and subject to the conditions, set forth in this Agreement. Licensee shall not (and shall ensure that Permitted Sublicensees do not) manufacture, export, import, package, display, sell, market, advertise, promote, distribute, deliver, perform or provide any products or services other than Licensed Products only in the Licensed Territory in accordance with the foregoing licenses. Parent Group expressly reserves the right: (i) to retain for itself and its Affiliates the right to use (and to permit third-party service providers, distributors, contractors or other Persons, in each case, for the benefit of Parent or its Affiliates, to use), the GE Marks in all geographical areas for any products or services (including the Licensed Products) or other use (including, for the avoidance of doubt, per Section 2.1(a)(i), in no event shall any of the foregoing Persons be restricted from using the GE Marks in connection with the importing, exporting, packaging, displaying, selling, marketing, advertising, promoting, distributing, delivering, performing, providing, maintaining, servicing, updating, upgrading and repowering any products or services (including, for the avoidance of doubt, any products or services that would otherwise constitute Exclusively Licensed Products) created using or generated by or through the use of, or that constitute the output of any Additive Technologies); and (ii) to grant to any third parties for such third parties’ independent use and benefit a license of any scope to use the GE Marks in all geographical areas for any products or services or other use, other than with respect to Exclusively Licensed Products.

3.	QUALITY CONTROL

3.1 Parent’s Quality Control. Parent has the right, but no obligation, to supervise, control and approve the use of the GE Marks by Licensee, Permitted Sublicensees and Vendors with respect to the nature and quality of the Licensed Products and the materials used to advertise, market and promote the Licensed Products for the purpose of protecting and maintaining the goodwill associated with the GE Marks and the reputation of the Parent Group. Such supervision, control and approval extends to (i) Licensee’s, Permitted Sublicensees’ and Vendors’ practices and procedures for quality control of Licensed Products, including all aspects of the design, manufacture, display, sale, promotion, advertising, marketing, distribution, delivery, performance or provision of Licensed Products by Licensee, Permitted Sublicensees and Vendors, and (ii) the appearance of, quality of, and other manner in which the GE Marks are used in connection with Licensed Products, labeling and packaging for Licensed Products, and such materials; provided, that in the event of any conflict between this sentence and Section 3.2 as it relates to the specific procedures set forth in Section 3.2 regarding reporting and providing corrective action plans for product quality, product safety and product recalls, Section 3.2 shall control. Licensee acknowledges and agrees, on behalf of itself and Permitted Sublicensees and Vendors, that each of the quality control rights of Parent in Article 3, Article 4 and Article 5 are a material element of this Agreement.

3.2 Safety, Quality, Compliance and Warranty Requirements.

(a) All Licensed Products (and the manufacturing thereof) and all materials used to advertise, market and promote the Licensed Products shall meet all requirements of the Standards of Quality and shall comply with all applicable Laws and industry standards and protocols, including applicable laws and standards described in the Data Privacy Guidelines (collectively, the “Applicable Standards”). Licensed Products may not be manufactured, exported, imported, packaged, displayed, sold, marketed, advertised, promoted, distributed, delivered, performed or provided until such Applicable Standards have been met.

(b) The Licensed Products shall be merchantable and fit for the purpose for which they are intended as provided in the express warranty provided with Licensed Products. Licensee may (and may permit Permitted Sublicensees to) disclaim the foregoing representations to its users or its purchasers to the extent permitted by Law, but not to Parent. Licensee shall (and shall ensure Permitted Sublicensees) use all efforts necessary or reasonable to ensure that the Licensed Products shall be of a quality in terms of design, features, safety, material and workmanship, and suitability for their intended purposes, that is, in all material respects, equal to or better than (i) the quality of the Licensed Products manufactured, exported, imported, packaged, displayed, sold, marketed, advertised, promoted, distributed, delivered, performed or provided by SpinCo Group or Parent Group in connection with the SpinCo Business immediately prior to the Distribution Date and (ii) competitive products and services marketed in a comparable category, price range and jurisdiction in which the Licensed Products compete.

(c) Licensee shall (and shall ensure Permitted Sublicensees and their respective Vendors) integrate into their product and service development processes a new product introduction process (“NPI Process”) prior to the sale or distribution of such Licensed Products, which (i) is reasonably consistent with NPI processes used by SpinCo Group or Parent Group in connection with the SpinCo Business (excluding any Former SpinCo Business) as of immediately prior to the Distribution Date and (ii) ensures that all Applicable Standards are met. Licensee, on behalf of itself, Permitted Sublicensees and Vendors, shall provide copies of all materials prepared in the NPI Process for any Licensed Product to Parent upon Parent’s reasonable request.

(d) Licensee shall (and shall ensure Permitted Sublicensees and Vendors) maintain, develop and update from time to time, as needed, a product safety compliance program, which shall include, at a minimum, (i) an operational and technical bulletin system to address equipment failure issues, which shall include monitoring of installed equipment failures, commencement of root cause investigations or assessments, and issuance of bulletins concerning the cause and solution for such failures and (ii) a product safety escalation process to permit the timely notification of potential product safety hazards to applicable regulatory authorities when required by applicable Law, or reasonably deemed necessary by Licensee or the applicable Permitted Sublicensee. The product safety compliance program is intended, in part, to ensure the timely disclosure to applicable Governmental Authorities of potential product safety issues. To the extent Licensee, any Permitted Sublicensee or any Vendor (x) becomes aware of any highly material product safety or product quality issues or (y) issues or is required to, or has cause to, issue any highly material product recalls, in each case, Licensee, on behalf of itself and its Permitted Sublicensees and their respective Vendors, as applicable, shall notify the Parent in accordance with Licensee’s then-current crisis communication plan for alerting key stakeholders; provided, that in any event such notice will be provided to Parent no later than five (5) days after Licensee, any Permitted Sublicensee or any Vendor becomes aware of any such issues. For purposes of this Section 3.2(d), a “highly material” product safety or product quality issue is an issue that, in Licensee’s reasonable determination, creates a material and significant risk of reputational harm to the Parent’s brand or would cause Parent to face a material and credible legal claim as a result of matters such as regulatory enforcement matters (e.g., untitled letters, warning letters, consent decrees), criminal investigations or actions, congressional or other governmental inquiries, civil litigation claims, and whistleblower cases (in each case, only insofar as they may create a material and significant risk of reputational harm with respect to product safety or product quality) and a “highly material” product recall would include any recall issued as a result of any substantial failure of the Licensed Product’s functionality or substantial product hazard or substantial risk of injury, or actual injury, to persons or property arising from any Licensed Product. Upon reasonable request, Licensee will provide to Parent the full corrective action plan for such highly material product safety or product quality issues or such highly material product recalls, including as reported to any relevant Governmental Authorities. If Licensee’s corrective action plan is not implemented or is not effective to resolve the identified issue or concern, Licensee will submit to Parent a revised corrective action plan. Parent will have the right to submit questions or concerns in writing to Licensee, or to request a meeting with Licensee to discuss such revised corrective action plan, within ten (10) Business Days of Parent’s receipt of Licensee’s revised corrective action plan and Licensee will reasonably consider such questions or concerns and, as applicable, meet with Parent to discuss the revised corrective action plan, in each case, solely to the extent reasonably practicable without interfering with Licensee’s, or any Permitted Sublicensee’s or Vendor’s, regulatory compliance obligations. Following the Distribution Date, the Parties shall meet once per Contract Year (or more frequently, at the reasonable request of Parent) to discuss product safety compliance matters, including product recalls.

(e) For each Licensed Product, Licensee will (and will ensure that Permitted Sublicensees and Vendors) conduct necessary testing to demonstrate compliance with all safety standards included in the Applicable Standards and any certification requirements thereto. The frequency and scope of such testing shall be equal to or better than: (i) the testing practices of the SpinCo Group or Parent Group for the Licensed Products immediately prior to the Distribution Date and (ii) the testing practices required by applicable Law.

(f) Licensee will (and will ensure that each Permitted Sublicensee and each of their respective Vendors does) continuously adapt its production process and product development to minimize the use or creation of hazardous substances.

(g) Licensee shall (and shall ensure that each Permitted Sublicensee does) provide a warranty for each Licensed Product Sold and Licensee or such Permitted Sublicensee shall be solely responsible for performing its obligations under that warranty, whether during the Term or following the Expiration Date. The Licensed Products shall carry warranty coverage equal to or better than the warranty coverage: (a) offered by the SpinCo Group or Parent Group for like products immediately prior to the Distribution Date, (b) offered by Licensee, any of its Affiliates or Permitted Sublicensees for like products, if any, that it sells; and (c) offered by primary competitors on like products and services in a comparable category, price range and jurisdiction. Notwithstanding the foregoing, the warranty coverage (parts and labor) for the Licensed Products shall in no event be less than one (1) year (or such longer period of time as may be required by applicable Law).

(h) Licensee shall (and shall ensure that Permitted Sublicensees and Vendors) maintain, develop and update from time to time, as needed, a data privacy and protection compliance program, which shall: (i) comply with all applicable Laws and the standards described in the Data Privacy Guidelines; (ii) be consistent with programs and policies used by SpinCo Group or Parent Group in connection with the SpinCo Business immediately prior to the

Distribution Date; and (iii) be updated from time to time to reflect evolving industry standards and best practices. Licensee shall (and shall ensure that Permitted Sublicensees) use the GE Mark(s) only in connection with Licensed Products that are in strict compliance with such data privacy and protection compliance program. Licensee, on behalf of itself and Permitted Sublicensees and their respective Vendors, shall submit such program to Parent on an annual basis no later than the end of the first Reporting Period of each Contract Year, or within fifteen (15) days of when changes or modifications to the plan are made or proposed, in each case, identifying whether such program, or changes or modifications thereto, as applicable, have been implemented by Licensee and its Permitted Sublicensees and their respective Vendors at such time. To the extent such program, or changes or modifications thereto, as applicable, has not been implemented by Licensee and its Permitted Sublicensees and their respective Vendors at the time such program, or changes or modifications thereto, is submitted to Parent, Licensee shall implement (or ensure that Permitted Sublicensees and Vendors implement) such data privacy and protection program or subsequent changes or modifications thereto within forty-five (45) days of submission to Parent of such data privacy and protection program or subsequent changes or modifications thereto, and shall provide Parent with written notice of such implementation. If Licensee (A) fails to deliver to Parent or implement or cause Permitted Sublicensees or their respective Vendors to implement, Licensee’s data privacy and protection program or changes or modifications thereto, in each case, within the time frame set forth herein and (B) fails to cure (or cause to be cured) such failure within thirty (30) days after notice to Licensee (or such longer period as Parent may approve in writing, in Parent’s sole discretion), then Parent shall have the right to terminate this Agreement at any time upon notice to Licensee. Licensee, on behalf of itself, Permitted Sublicensees and Vendors, shall provide Parent with notice of material data privacy and protection complaints and implement corrective action plans related thereto, in each case, in accordance with the process described in Section 3.2(d).

3.3 Record-keeping. Licensee shall (and shall ensure Permitted Sublicensees and Vendors) maintain reasonable records and information relating to their compliance with the Applicable Standards and their activities under this Agreement. Such records and information shall be maintained for a minimum period of ten (10) years after the later of the Expiration Date or the end of the Grace Period (or such longer period of time as may be required by applicable Law). Such records and information shall include: quality manuals; the restriction of hazardous substances compliance records; lot inspection reports; return rate data by model; environment, health and safety, quality, ethics, or other reviews required to be conducted under this Agreement that relate in any way to the Licensed Products or components thereof; and the appropriate Governmental Authority listings and other records and information required by any industry-standard quality and safety guidelines for each Licensed Product.

3.4 Information Requests and Samples.

(a) Upon reasonable request by Parent, Licensee, on behalf of itself, Permitted Sublicensees and Vendors, will promptly provide to Parent copies of records maintained by itself, Permitted Sublicensees and Vendors under this Agreement, including any quality and safety audits, quality manuals, the restriction of hazardous substances compliance forms, lot inspection reports, return rate data by model, and the appropriate Governmental Authority listings.

(b) During the Term, upon reasonable notice from time to time, Parent shall have the right to promptly obtain (or otherwise be provided with access to) from Licensee, Permitted Sublicensees and Vendors from time to time and at any time during the Term upon reasonable notice (i) Licensed Products and all associated labeling or packaging, (ii) samples showing all other uses of the GE Marks, and (iii) other reasonable information as to the nature and quality of the Licensed Products and advertising, marketing and promotional materials therefor using the GE Marks and the manner in which the GE Marks are used in connection with the Licensed Products or such materials. Such products will be shipped to or otherwise made available for examination by Parent (or a designee of Parent) at a mutually agreed-upon location and otherwise provided at no charge to the Parent Group, including no handling charges or duties.

3.5 Inspections and Audits. Licensee shall inspect and perform audits of each facility used by Licensee, Permitted Sublicensees or Vendors in the manufacture or assembly of Licensed Products using procedure and methods that are (i) equal to or better than industry standards and best practices and (ii) consistent with those used by SpinCo Group or Parent Group in connection with the SpinCo Business immediately prior to the Distribution Date, in each case, to determine compliance with the Applicable Vendor Standards (as defined below), any applicable Laws and any other requirements of this Agreement. Such inspections and audits will be performed prior to the commencement of manufacturing of Licensed Products at any facility not used for those purposes for three hundred sixty-five (365) consecutive days and in each Contract Year thereafter. Parent, or Parent’s designee, may accompany Licensee, Permitted Sublicensees and Vendors during any such inspection or audit, and Licensee shall give Parent reasonable prior written notice of any such inspection or audit so that Parent can determine whether it wishes to join for such inspection or audit. Such inspections and audits will include the manufacturing site’s business processes, labor practices, wage and work hour compliance, worker living conditions (where worker housing is provided), environmental, health and safety (“EHS”) systems, EHS performance, and working conditions. Licensee shall, and shall ensure that all Permitted Sublicensees and their respective Vendors, keep formal records of such inspections and audits and provide a copy of any such inspection or audit to Parent upon Parent’s reasonable request. If, during the course of such inspections and audits, Parent, Licensee or a Permitted Sublicensee, as applicable, identifies any “unacceptable” or “zero tolerance” findings, as understood by the rating system used by SpinCo Group or Parent Group in connection with the SpinCo Business immediately prior to the Distribution Date, (i) Parent will provide its findings in writing to Licensee for correction or (ii) Licensee will provide its (or its applicable Permitted Sublicensee’s) findings in writing to Parent, and in either case (i) or (ii), Licensee shall promptly (in the case of “unacceptable” findings) or immediately (in the case of “zero tolerance” findings) implement corrective action plans in accordance with the process described in Section 3.2(d). Licensee shall re-inspect or re-audit to confirm the corrective action has been effectively implemented. Notwithstanding the foregoing, if Licensee or any Permitted Sublicensee, as applicable, identifies any “zero tolerance” findings, any such corrective action plans must be initiated immediately and such findings resolved without delay. Any Vendor, Permitted Sublicensee or Licensee factory with an “unacceptable” or “zero tolerance” finding shall not ship or produce Licensed Products or components for Licensed Products until the issue(s) raised by the finding(s) is/are fully resolved to Parent’s satisfaction. Any Vendor that fails to address unacceptable factory practices, product safety or product quality related issues or any violation of the terms of this Agreement to Parent’s satisfaction shall be barred from producing Licensed Products or components for Licensed Products until such issues are addressed to Parent’s satisfaction.

3.6 Non-conformance. If Parent reasonably believes that any Licensed Product, any component thereof, or any materials used to advertise, market or promote the Licensed Products do not conform to the Applicable Standards or any other requirement of this Agreement (either during the new product development process or after the Licensed Product has been Sold), Parent may give notice to Licensee that it desires to meet and discuss its findings with Licensee and have Licensee create (or cause to be created) a corrective action plan. To the extent Licensee’s corrective action plan is not implemented or is not effective to resolve the identified issue or concern, Licensee will submit to Parent a revised corrective action plan and Parent will have the right to submit questions or concerns in accordance with Section 3.2(d), and the process outlined in Section 3.2(d) shall apply mutatis mutandis to revised corrective action plans covering non-conforming Licensed Products. If, notwithstanding the implementation and adoption of corrective action plans in accordance with Section 3.2(d), the applicable Licensed Product continues not to conform to the Applicable Standards or any other requirement of this Agreement, or if Licensee fails to implement such corrective action plans, in each case, other than with respect to immaterial non-conformance with the Usage Guidelines; provided, that Licensee is using good faith efforts to correct such non-conformance, then, without prejudice to Parent’s right to terminate the Agreement in accordance with Article 7, Licensee shall (and shall ensure Permitted Sublicensees) promptly cease manufacturing, Selling, advertising, marketing, promoting, and servicing such non-conforming Licensed Products or advertising, marketing and promotional materials in connection with the GE Marks. Licensee acknowledges, on behalf of itself and Permitted Sublicensees and Vendors, that any use of the GE Marks during a suspension period in contravention of this Section 3.6 shall be deemed unauthorized and infringing.

3.7 Recalls. Licensee (or a Permitted Sublicensee) shall bear any and all costs related to, and shall be solely responsible for, any product recall of Licensed Products, whether voluntary or required by a Governmental Authority hereunder. Licensee hereby agrees, on behalf of itself and Permitted Sublicensees, that adequate identification stamping will be placed on finished Licensed Products to best facilitate any product recall that may be declared.

3.8 Vendor Compliance.

(a) Licensee, on behalf of itself and Permitted Sublicensees, shall provide to Parent once per Contract Year a report which includes: (i) a true and complete list of each facility used by Licensee, Permitted Sublicensees or Vendors in the manufacture or assembly of Licensed Products identifying the jurisdiction and product(s) manufactured therein and (ii) the designation of risk for each such facility, to be prepared in accordance with Parent Group’s Supplier Responsibility Governance (“SRG”) Program and EHS risk allocation standards in existence immediately prior to the Distribution Date (i.e., “Sanctioned,” “Restricted,” “High Risk” or “Low Risk”) or Licensee’s or Permitted Sublicensees’ SRG and EHS risk allocation standards; provided, that these standards are consistent with those used by SpinCo Group or Parent Group in connection with the SpinCo Business immediately prior to the Distribution Date.

(b) Licensee shall develop (or cause to be developed) a set of standards and requirements for any Vendor engaged to manufacture or distribute Licensed Products for or on behalf of Licensee or Permitted Sublicensees, which shall be: (i) consistent with the SRG Program, EHS standards, and the Integrity Guide for Suppliers, Contractors and Consultants used and enforced by SpinCo Group or Parent Group in connection with the SpinCo Business immediately prior to the Distribution Date and (ii) updated from time to time to reflect evolving industry standards and best practices (collectively, the “Applicable Vendor Standards”). Any such Appliable Vendor Standards shall be submitted in writing to Parent upon any updates to such standards by Licensee, upon Parent’s reasonable request, or otherwise on an annual basis.

(c) Licensee shall (and shall ensure that Permitted Sublicensees): (i) provide Vendors with the Applicable Vendor Standards and all applicable requirements hereunder; (ii) require Vendors to expressly agree to comply with the Applicable Vendor Standards and all applicable requirements hereunder; and (iii) ensure that Vendors continually meet or exceed such standards and requirements. Licensee will (and will ensure that Permitted Sublicensees) take all appropriate actions if any Vendor fails to comply with the foregoing, including causing Vendors to undertake necessary corrective actions or suspending or terminating such Person’s relationship with them. To the extent any Vendor experiences, in Parent’s, Licensee’s or a Permitted Sublicensee’s reasonable determination, significant or consistent issues with compliance with the Applicable Standards or any applicable requirements hereunder or is operating in a jurisdiction designated as “Sanctioned,” “Restricted” or “High Risk,” Parent may request that Licensee provide a regular written report to the Parent (in a form reasonably acceptable to Parent) detailing the compliance issues of such Vendor, the steps taken by Vendor to accomplish any agreed-upon corrective action plan and an assessment of such Vendor’s progress to fulfill such corrective action plan.

(d) Licensee will (and will ensure that Permitted Sublicensees) procure and maintain on file its legally required certifications and those from all Vendors (for all their respective manufacturing sites) attesting to their compliance with the Applicable Vendor Standards. Licensee hereby agrees, on behalf of itself and Permitted Sublicensees, that no Vendor shall produce any Licensed Products, or any components used in Licensed Products, in any facility in any country that is subject to sanctions by any Governmental Authority or any Law, absent Parent approval. With respect to any country that was subject to sanctions and subsequently has all such sanctions removed, Parent shall determine, in its reasonable discretion, whether Licensed Products may be produced in such country.

3.9 Parent Review/Approvals; Regulatory Compliance. Notwithstanding anything to the contrary herein, in no event will Parent be liable or responsible for, or bear any obligation or liability with respect to, Licensee’s, its Permitted Sublicensees’ or their respective Vendors’ compliance with regulatory requirements or applicable Laws, including with respect to corrective actions or responses to any product safety issues, product quality issues or product recalls, it being understood and agreed that compliance with regulatory requirements and all applicable Laws with respect to any Licensed Products shall be the sole responsibility of Licensee, its Permitted Sublicensees and their respective Vendors, as applicable. Where Parent reviews, comments on or approves any activity, document or product under this Agreement, or makes any judgment or determination with respect to the Licensed Products (including with respect to the quality or safety thereof), it does so for its benefit only and without limiting any obligation or responsibility of Licensee, its Permitted Sublicensees or their respective Vendors with respect thereto. Without limiting the provisions of Section 10.6, no third-party beneficiary rights to consumers, users, purchasers or others are intended by this Article 3. No waiver or renunciation of any performance requirement or product liability of Licensee, Permitted Sublicensees and Vendors may be implied by such review, comments or approval. Furthermore, no right granted to Parent with respect to review, comments or approval in this Article 3 shall impose a duty or obligation on Parent to review or approve or otherwise engage in Licensee’s, or its Permitted Sublicensee’s or Vendors’, obligations described in this Article 3.

4.	MARKETING AND COMMUNICATIONS MEETINGS

4.1 Marketing and Communications Meetings . Promptly following the Distribution Date, and in any event, no more than three (3) months following the Distribution Date, and once per Reporting Period thereafter, the Parties will meet to review the status of the marketing, communications and sales strategies for the Licensed Products and discuss any proposals for significant updates or changes to such strategies, which shall be subject to Parent’s prior approval in accordance with Section 4.2 (such meetings, the “Marketing Meetings” and such strategies, the “Approved Marketing Strategies”). Until the initial Marketing Meeting, Licensee shall (and shall ensure Permitted Sublicensees) continue to implement marketing, communications and sales strategies for the Licensed Products in a manner consistent with past practices and policies of the SpinCo Group or Parent Group in connection with the SpinCo Business (excluding any Former SpinCo Business) immediately prior to the Distribution Date. Prior to each Marketing Meeting, Licensee will deliver to Parent an outline for such Marketing Meeting covering topics in a form substantially similar to the meeting agenda outlined in Attachment 5 (the “Marketing Meeting Outline”).

4.2 Approval of Marketing Strategies . Parent shall have the right to approve how the GE Marks are proposed to be used and depicted in accordance with the Approved Marketing Strategies and the Usage Guidelines, including with respect to any significant updates or changes to the Approved Marketing Strategies and the Usage Guidelines proposed by Licensee at the Marketing Meetings. Parent will endeavor to provide a written response to or submit follow-up questions regarding each proposed significant update or change to the Approved Marketing Strategies within ten (10) Business Days of submission at the applicable Marketing Meeting; provided, however, that any failure of Parent to respond or render a decision within such ten- (10-) Business Day period shall not be deemed to be an approval by Parent and Licensee shall continue to follow-up with Parent until such time as Parent has provided written approval of the applicable submission. If Parent has failed to respond or render a decision within such ten- (10-) Business Day period, Licensee shall give notice to Parent, and Parent agrees that, within ten (10) Business Days of Parent’s receipt of such notice, Parent will deliver its response or it will make available one of its employees or representatives to discuss Parent’s response. If Parent provides notice that such submission is unsatisfactory, contemporaneously with providing notice of disapproval, Parent shall state the reasons for its disapproval and provide guidance on how such proposed significant update or change to the Approved Marketing Strategies might be approved, and the Parties will make available, as necessary, one or more senior employees or representatives to facilitate such resolution. To the extent Licensee or any Permitted Sublicensee desires to significantly change or update the Approved Marketing Strategies at any time other than the Marketing Meetings, Licensee may contact the Parent for consideration of such changes or updates, upon reasonable notice. Licensee shall (and shall ensure Permitted Sublicensees) use all commercially reasonable efforts necessary to implement the Approved Marketing Strategies, and any significant updates or changes thereto, approved by Parent.

5.	OWNERSHIP AND USE OF THE MARKS AND RELATED REQUIREMENTS

5.1 Ownership.

(a) Licensee, on behalf of itself and Permitted Sublicensees, admits the validity, and Parent’s exclusive ownership, of the GE Marks and agree that any and all goodwill, rights or interests that might be acquired by the use of the GE Marks by Licensee or any Permitted Sublicensee shall inure to the sole benefit of Parent. If Licensee or any Permitted Sublicensee obtains any rights or interests in the GE Marks, Licensee hereby transfers (and agrees to ensure each Permitted Sublicensee hereby transfers), and shall execute (and agrees to ensure each Permitted Sublicensee executes) upon request by Parent any additional documents or instruments necessary or desirable to transfer, all such rights or interests to Parent and its Affiliates. Licensee admits and agrees that, as between Parent and Licensee, Licensee has been extended only a mere permissive right to use the GE Marks as provided in this Agreement, which right is not coupled with any ownership interest.

(b) Parent retains the sole right to protect in its sole discretion the GE Marks, including deciding whether and how to file and prosecute applications to register the GE Marks, whether to abandon such applications or registrations, and whether to discontinue payment of any maintenance or renewal fees with respect to any such registrations. Parent will own all right, title and interest in, to and under any and all registrations and applications for registration of the GE Marks, whether filed before or after the Distribution Date.

(c) Licensee hereby acknowledges that (i) Parent has filed certain applications for the Combined Mark as of the Distribution Date and (ii) Parent retains the sole right (but not obligation) in its sole discretion to prosecute and maintain applications and registrations for the Combined Mark, including deciding whether and how to file and prosecute additional applications for the Combined Mark, whether to abandon such applications or registrations, and whether to discontinue payment of any maintenance or renewal fees with respect to any such registrations (provided, however, that Licensee may request that Parent expressly abandon an application or registration for the Combined Mark and Parent will make commercially reasonable efforts to comply with such request).

(d) Notwithstanding Section 5.1(b), if and to the extent Licensee desires to seek registration for any new Trademarks that contain or are confusingly similar to the GE Marks or maintain any GE Marks that Parent in its sole discretion has decided to abandon or for which Parent has decided to discontinue payment of any maintenance or renewal fees, Licensee may request that Parent maintain such GE Marks or seek registration for such new Trademarks. To the extent Parent approves Licensee’s request to maintain such GE Marks or seek registration for such new Trademarks, the costs and expenses for such prosecution, registration or maintenance shall be borne solely by Licensee. In no event shall Licensee itself seek to file, maintain or renew any application or registration for any GE Marks or Combined Marks.

5.2 Review and Approval of Materials by Parent.

(a) The Parties shall cooperate to establish a mutually agreed-upon brand and advertising review process to enable Parent to work collaboratively with Licensee in the development and approval of materials under this Agreement and to ensure that all such materials comply with the Usage Guidelines and the terms of this Agreement. The process will include meetings at least once per Reporting Period and may be combined with Marketing Meetings, and such other meetings at such other times or on such other intervals as the Parties may mutually agree.

(b) Licensee may submit, and Parent may request from time to time that Licensee submit, any materials to be used by Licensee or any Permitted Sublicensee bearing the GE Marks (e.g., business cards, letterhead, public relations releases, trade show displays) to Parent for confirmation that such materials are compliant with the Usage Guidelines and the terms of this Agreement. Parent will endeavor to provide a written response to or submit follow-up questions regarding any materials submitted for review within ten (10) Business Days of its receipt thereof; provided, however, that any failure of Parent to respond or render a decision within such ten- (10-) Business Day period shall not be deemed to be an approval by Parent and Licensee shall continue to follow-up with Parent until such time as Parent has provided written approval of the applicable submission. If Parent has failed to respond or render a decision within such ten- (10-) Business Day period, Licensee shall give notice to Parent, and Parent agrees that, within ten (10) Business Days of Parent’s receipt of such notice, Parent will deliver its response or it will make available one of its employees or representatives to discuss Parent’s response. If Parent provides notice that such submission is unsatisfactory, contemporaneously with providing notice of disapproval, Parent shall state the reasons for its disapproval and provide guidance on how such submission might be approved, and the Parties will make available, as necessary, one or more senior employees or representatives to facilitate such resolution.

(c) Except as provided above or as otherwise approved by Parent, all materials shall be sent to Parent in the manner provided in Section 10.3. If Parent requests changes to previously approved materials (e.g., due to changes in the Usage Guidelines), Licensee shall (and shall ensure Permitted Sublicensees) promptly make such changes; provided, that Licensee (and Permitted Sublicensees) shall be allowed to continue to distribute such materials then existing in inventory.

5.3 Use of GE Marks and Trademark Notations. Licensee shall (and shall ensure Permitted Sublicensees) use the GE Marks on each Licensed Product in the same manner as the approved pre-production or production samples or in such manner reasonably specified by Parent in writing. All Marketing, advertising, promotional, user manuals, and packaging materials created after the Distribution Date for Licensed Products shall bear the marking: “GE is a trademark of General Electric Company and is used under trademark license,” or such other reasonable marking as Parent shall direct from time to time or as otherwise approved by Parent. Licensee shall (and shall ensure Permitted Sublicensees) comply with all applicable Laws pertaining to the GE Marks, including those pertaining to the proper use and designation of GE Marks and pertaining to the Sale, advertising, marketing and promotion of Licensed Products. In addition, all Licensed Products shall be marked as required by local Law and the Usage Guidelines. Licensee shall (and shall ensure Permitted Sublicensees) begin adding any additional or revised markings directed by Parent under this Section 5.3 within a reasonable period of time following notice from Parent. Any use of the GE Marks not specifically provided for by the Usage Guidelines (including any uses not contemplated by the Usage Guidelines, any uses in contravention of the Usage Guidelines and any clarifications of the Usage Guidelines) shall be adopted by Licensee and Permitted Sublicensees only upon prior written approval by Parent.

5.4 Changes to GE Marks. If Parent requests changes (e.g., due to changes in the Usage Guidelines) to previously approved materials bearing the GE Marks (e.g., signage, fleet vehicles, packaging, instruction manuals, business cards, letterhead, advertising, display, product insert, promotional materials, or the like), Licensee shall (and shall ensure Permitted Sublicensees) promptly implement the change as soon as reasonably practicable following the effective date of such change but no later than the timeframe mutually agreed upon between the Parties, and Licensee shall be allowed to continue (and to permit Permitted Sublicensees to continue) to distribute such materials then existing in inventory during such period but not any new materials, unless otherwise approved in writing by Parent.

5.5 Compliance Matters With Respect To Marketing Materials.

(a) Licensee, on behalf of itself and each Permitted Sublicensee, represents, warrants and covenants that it and each Permitted Sublicensee has, and will have at all relevant times, all rights, title and interest (whether by ownership or through a valid license) necessary to use, display and distribute all advertising, displays, product inserts, packaging, promotional copy, and other materials associated with the Licensed Products. All new advertising, displays, product inserts, packaging, promotional copy, and other materials associated with the Licensed Products created by Licensee or any Permitted Sublicensee for any jurisdiction regardless of the media type will: (A) comply in all respects (1) with all Parent requirements that are described or referenced in, or arise out of, this Agreement, and (2) with applicable Laws, including those Laws regarding Intellectual Property and Trademarks, and unfair competition; (B) not infringe, misappropriate, dilute or otherwise violate the Intellectual Property or Trademarks of any third party; (C) not violate the rights of publicity or privacy of any third party; or (D) not contain false or misleading representations or claims.

(b) Licensee, on behalf of itself and each Permitted Sublicensees, represents, warrants and covenants that:

(i) Licensee and each Permitted Sublicensee has, and will have at all relevant times, all rights and approvals (whether by ownership or through a valid license) necessary to use any Trademarks that Licensee or such Permitted Sublicensee uses on or in connection with a Licensed Product or any advertising, displays, product inserts, packaging, promotional copy, or other materials associated with the Licensed Products;

(ii) prior to the adoption and use of any new Trademark on or in connection with a Licensed Product, Licensee shall (and shall ensure Permitted Sublicensees) conduct appropriate legal due diligence for clearance to use the Trademark in the applicable jurisdictions, including obtaining a full search and associated legal opinion in accordance with the customary practice in each relevant jurisdiction and upon Parent’s request, Licensee, on behalf of itself and Permitted Sublicensees, shall provide the search, legal opinion, other clearance materials or a summary thereof to Parent;

(iii) any uses of the Vernova Marks (other than as part of the Combined Mark in accordance with this Agreement), and any new Trademark, used on or in connection with a Licensed Product or otherwise used in the SpinCo Business shall be shared with Parent at least once per Reporting Period; and

(iv) any new Trademark used on or in connection with a Licensed Product shall not be or contain, or be confusingly similar to, any Trademarks owned or used by Parent or its third-party licensees (other than the GE Marks in accordance with Section 5.1(d)5.1(c) of this Agreement).

5.6 Internet Sales. Licensee may (and may permit Permitted Sublicensees to) display, advertise, promote, market or sell the Licensed Products on or in connection with the Internet; provided, that Licensee and each Permitted Sublicensee strictly adheres to the terms of this Agreement in connection therewith, including the following:

(a) Except with respect to the GE Domain Names and as described in Section 5.6(c), the GE Marks shall neither be used in Licensee’s or any Permitted Sublicensees’ website’s name nor as part (or whole) of the Domain Names relating to Licensee’s or any Permitted Sublicensees’ website or any other website controlled by Licensee or any Permitted Sublicensee, nor any social media/website username/handle registered by Licensee or any Permitted Sublicensee, unless otherwise approved by Parent in writing.

(b) Licensee shall (and shall ensure each Permitted Sublicensee does) not knowingly link web pages featuring the GE Marks or the Licensed Products to any other Parent-owned website(s) in a manner which suggests that Parent is the manufacturer or provider of the Licensed Products unless Licensee has obtained prior written approval from Parent for use of such link.

(c) Licensee, on behalf of itself and Permitted Sublicensees, shall obtain prior written approval from Parent for any new Domain Names or social media/website usernames/handles using the GE Marks; provided, that Licensee may reserve or register any such Domain Name or social media/website username/handle prior to receiving approval from Parent as long as Licensee promptly relinquishes its control of the same if subsequent approval is not granted.

(d) The Parties shall work together in good faith to develop reasonable processes around coordination of their respective online customer care efforts (including the manner and timing of responses to customers, particularly where one Party receives inquiries or complaints from customers about products of the other Party). All customer support centers, service centers, and Internet sites shall be established and operated in strict compliance with the Data Privacy Guidelines, shall require Parent approval prior to operation, and Licensee shall pay all costs and expenses related to the creation and maintenance thereof.

(e) Licensee shall (and shall ensure Permitted Sublicensees) conduct all Internet activities consistent with the equity of the GE Marks and in accordance with all terms, and subject to all conditions, set forth in this Agreement, including the Usage Guidelines.

5.7 Obligations of Licensee. Licensee shall (and shall ensure that each Permitted Sublicensee does) not:

(a) Alter the GE Marks in any manner, including proportions, colors or elements, except as permitted in accordance with the Usage Guidelines; or animate, morph or otherwise distort its perspective or two-dimensional appearance;

(b) Use the GE Marks in any manner, conduct itself or otherwise commit any acts or engage in any conduct that (i) disparages Parent or any of its Affiliates, or any of their respective products or services, (ii) infringes any of Parent’s or its Affiliates’ Intellectual Property or Trademark rights, or (iii) violates any applicable Law;

(c) Sell the Licensed Products in connection with deeply discounted or liquidation programs, without the prior written approval of Parent;

(d) Use, or permit the use of, Trademarks upon Licensed Products or the packaging, labeling, promotional or advertising materials therefor, except as expressly authorized or approved by Parent in accordance with this Agreement (as contemplated in Section 5.5(b));

(e) Include, or permit the inclusion of, any third party’s name or Trademarks in combination with the name of Parent or the GE Marks in advertising, display, product inserts, packaging, promotional copy, or other associated materials or on the Licensed Products, in each case, in a manner that would suggest co-branding, co-marketing or a similar relationship, except as expressly authorized or approved by Parent in accordance with this Agreement;

(f) Except as permitted in accordance with Sections 2.2, 2.3 or 7.3(b), use the GE Marks, or translations thereof, or marks confusingly similar thereto, as part of its trade name, corporate name, registered name, fictitious name, assumed name, doing business as name or legal entity name.

(g) Use the GE Marks, other than as permitted by the rights and licenses granted in Article 2, including with other products, or in any manner that implies or suggests an association with the Licensed Products or the sponsorship or endorsement of Licensee or any Permitted Sublicensee or their products by Parent;

(h) Except as permitted in accordance with this Agreement, and further in accordance with Attachment 1 and the Usage Guidelines, use the GE Marks or the letters “GE” (except as the combination of a consonant and a vowel in a word) as a feature or design element of any other logo, name or Trademark;

(i) Except with Parent’s prior written consent, register, seek to register, use, or display the GE Marks in such a way as to create the impression that the GE Marks belong to Licensee or a Permitted Sublicensee;

(j) Use the GE Marks or any other Trademarks in a manner that suggests that the products or services associated with the GE Marks are not the highest tier of offerings, by quality and value, of products or services for Licensee, any of its Affiliates or Permitted Sublicensees;

(k) Make unlicensed use, or apply for registration, of a Trademark confusingly similar to the GE Marks or the Combined Mark (excluding, for the avoidance of doubt, the Vernova Marks on a standalone basis);

(l) Knowingly infringe third-party Intellectual Property or Trademark rights by the sale of Licensed Products; or

(m) Use or license any other Person to use the Vernova Marks on or in connection with any products or services that bear the GE Marks as their brand as of the Distribution Date and are sold by or on behalf of Parent, its Affiliates or their respective third-party licensees or sublicensees (other than, for clarity, Licensed Products of Licensee or its Permitted Sublicensees as permitted under this Agreement).

5.8 Brand Equity.

(a) Licensee shall conduct (and shall ensure each Permitted Sublicensee conducts) its business in a manner that will reflect positively upon the GE Marks.

(b) Licensee will (and will ensure Permitted Sublicensees) use their commercially reasonable efforts to: (a) position Licensed Products with consumers and customers in a manner consistent with their relative product positioning in the relevant marketplace as of immediately prior to the Distribution Date; and (b) materially maintain, or enhance, the relative product positioning in the relevant marketplace as that marketplace may evolve in the future. Licensee will use (and will ensure each Permitted Sublicensee uses) its commercially reasonable efforts to position the Licensed Products with its customers in a manner consistent with this Section 5.8.

(c) Licensee shall participate, at Parent’s request, in an annual brand collaborative meeting with Parent to discuss the Parties’ shared vision and goals for the GE Marks, the Combined Mark and the respective brands.

5.9 Assistance in Protecting the GE Marks. Licensee shall (and shall ensure Permitted Sublicensees) assist Parent and promptly supply all information Parent may reasonably request in procuring or renewing registrations, registration of licenses required by Law (including local Law), entry of Licensee as a registered or authorized user of the GE Marks, and other actions for the maintenance, enforcement and protection of the GE Marks and, as applicable, the Combined Mark and protecting Parent’s and its Affiliates’ rights therein (including information concerning sales and other dispositions of products and services that are required in connection with the foregoing). Licensee hereby agrees to (and to ensure Permitted Sublicensees) fully cooperate with Parent in the requested filings and the prosecution of Trademarks that Parent may desire to file, and in the conduct of litigation relating to the GE Marks and, as applicable, the Combined Mark. Licensee shall, on behalf of itself and Permitted Sublicensees, supply to Parent such samples, containers, labels, sales information, sample invoices and similar material and, upon Parent’s request and shall procure evidence, give testimony, and cooperate with Parent as may reasonably be required in connection with such application or litigation. For the avoidance of doubt, the Parties hereby acknowledge and agree that Parent has no obligation to apply for, renew, maintain or protect Trademark registrations for the Combined Mark or “GEV.”

5.10 Foreign Registration of the GE Marks. At Licensee’s request, Parent agrees to use commercially reasonable efforts, in its reasonable judgment, to obtain Trademark registrations for the GE Marks in countries or jurisdictions in which Parent determines a commercially viable market for Licensed Products exists or can be developed. To the extent any applications for such registrations face opposition or any other appeals are necessary to achieve registrations, the Parties shall confer on the viability of such applications. To the extent Licensee desires to proceed with such applications, but Parent does not, any costs associated or related to such registrations shall be borne by Licensee. Notwithstanding anything to the contrary in Article 2, neither Licensee nor any Permitted Sublicensee may use the GE Marks, and no particular Licensed Product may be manufactured, exported, imported, packaged, displayed, sold, marketed, advertised, promoted, distributed, delivered, performed or provided (i) in any jurisdiction where the GE Marks have not been registered in the relevant trademark class(es) for Licensed Products, until an appropriate trademark search has been conducted and an application to register the particular GE Mark in the relevant trademark class(es) for Licensed Products has been filed in such jurisdiction, or Parent determines in good faith on the advice of its trademark counsel that (a) it would be preferable not to seek to register such GE Mark in such jurisdiction but that there is no material impediment to the use of such GE Mark therein or (b) use of such GE Mark without registration is not likely to adversely affect Parent’s and its Affiliates’ rights in, to or under such GE Mark in such jurisdiction, and (ii) in a jurisdiction where entry of Licensee or a Permitted Sublicensee as registered or authorized users is required by Law, prior to the execution of an appropriate registered user agreement or similar agreement and the filing thereof with the appropriate Governmental Authority. In the event that Licensee or a Permitted Sublicensee desires to manufacture, export, import, package, display, sell, market, advertise, promote, distribute, deliver, perform or provide any Licensed Product under a GE Mark in any jurisdiction where such GE Mark has not been registered in the relevant trademark class(es), Licensee shall provide prior written notice thereof to Parent and Licensee shall pay all reasonable, preapproved, documented costs for the trademark search and for any application to register such GE Mark in such jurisdiction. Not in limitation of the foregoing or Parent’s and its Affiliates’ rights hereunder (including in accordance with Articles 7, 8 and 9), in the event that Parent determines that Licensee or a Permitted Sublicensee is using the GE Marks in a jurisdiction where such GE Marks are not registered in the appropriate trademark class(es) for Licensed Products, Parent in its sole discretion shall have the option to require such registration at Licensee’s expense. Parent will own all right, title and interest in, to and under any and all registrations and applications for registration of the GE Marks, whether filed before or after the Distribution Date. For the avoidance of doubt, the Parties hereby acknowledge and agree that Parent has no obligation to obtain Trademark registrations for the Combined Mark.

5.11 Notice of Third-Party Infringements by Licensed Products. Licensee, on behalf of itself and Permitted Sublicensees, shall promptly notify Parent of all claims by third parties made against or to Licensee or any Permitted Sublicensee involving alleged infringement by the Licensed Products of such third parties’ Intellectual Property or Trademark rights of which it becomes aware.

5.12 Third-Party Infringements of GE Marks. This Section 5.12 shall not apply in instances involving uses of both of the GE Marks and the Vernova Marks (which instances are solely addressed by Section 5.13).

(a) Licensee, on behalf of itself and each Permitted Sublicensee, shall promptly notify Parent in writing of all (i) counterfeit goods, parallel imports or gray good issues relating to products or services in the same or similar categories as the Licensed Products using the GE Marks, or marks or designs confusingly similar to the GE Marks, or (ii) disputes or issues relating to or otherwise implicating the GE Marks with distributors, Vendors, Permitted Sublicensees or other Persons, in each case, as they relate to the Licensed Products, of which it becomes aware. With respect to any such claims or allegations, upon Parent’s prior written approval, to be provided in Parent’s sole discretion, Licensee shall have the right to make demands or claims, institute suit, give notices, or take action on account of such disputes, issues or infringements; provided, however, that Parent shall be permitted to participate and provide input with respect to such matters, and Licensee must obtain prior written approval from Parent, to be provided in Parent’s sole discretion, prior to settling or otherwise resolving any such matters. Licensee shall be solely responsible for all reasonable expenses, legal fees, and costs incurred in connection with such matters and Licensee shall be entitled to all sums recovered from others as a result of such matters. If Licensee decides not to take action against an infringer or violator with respect to such matters, Parent may pursue such enforcement on its own at its sole cost and expense, in which case, Parent will be entitled to all sums recovered from others as a result of such matters. Licensee hereby agrees to (and to ensure Permitted Sublicensees) reasonably cooperate in such matters, including providing relevant records and documentation, making employees available, or providing other evidence or support as requested by Parent.

(b) Licensee, on behalf of itself and each Permitted Sublicensee, shall promptly notify Parent in writing of all (i) counterfeit goods, parallel imports or gray good issues relating to products or services using the GE Marks or marks or designs confusingly similar to the GE Marks as they relate to products or services that are not in the same or similar categories as the Licensed Products, (ii) third-party infringements of, or unlicensed use of, marks or designs confusingly similar to the GE Marks, (iii) ordinary course enforcement actions (e.g., oppositions, cancellations, cease and desist letters, domain name issues) concerning the GE Marks or any Trademarks confusingly similar thereto, or (iv) other enforcement actions or infringement issues concerning the GE Marks of which it or any Permitted Sublicensee becomes aware. With respect to any such claims or allegations, Parent shall have the right to make demands or claims, institute suit, give notices, effect settlements, or take action on account of such disputes, issues or infringements and to determine whether or not action shall be taken due to or against such disputes, issues or infringements or to otherwise terminate such disputes, issues or infringements; provided, however, that Licensee hereby agrees to (and to ensure Permitted Sublicensees) reasonably cooperate in such matters (including providing relevant records and documentation, making employees available, or providing other evidence or support as requested by Parent) and shall be permitted to participate and provide input with respect to such matters to the extent such matters impact the SpinCo Business. Parent shall be solely responsible for all reasonable expenses, legal fees, and costs incurred by Parent in connection with such matters and Parent will be entitled to all sums recovered from others as a result of such matters. If Parent decides not to take action against an infringer or violator with respect to such matters, Licensee may, upon Parent’s prior written approval, to be provided in Parent’s sole discretion, pursue such enforcement on its own at its sole cost and expense, in which case, Licensee will be entitled to all sums recovered from others as a result of such matters. Parent shall be permitted to participate and provide input in such matters, and Licensee must obtain prior written approval from Parent, to be provided in Parent’s sole discretion, prior to settling or otherwise resolving any such matters.

(c) If reasonably requested by Licensee in light of particular sensitivities under the circumstances, the Parties shall enter into a nondisclosure agreement or joint defense and confidentiality agreement (as applicable), only to the extent necessary to protect privilege or confidential information disclosed in connection with this Section 5.12.

5.13 Third-Party Infringements of Both of the GE Marks and the Vernova Marks.

(a) Each Party, on behalf of itself and each Permitted Sublicensee or Affiliate, as applicable, shall promptly notify the other Party in writing of all (i) counterfeit goods, parallel imports or gray good issues relating to products or services in the same or similar categories as the Licensed Products using both of the GE Marks and the Vernova Marks, or marks or designs confusingly similar to both such Trademarks, or (ii) disputes or issues relating to or otherwise implicating both of the GE Marks and the Vernova Marks with distributors, Vendors, Permitted Sublicensees or other Persons, in each case, as they relate to the Licensed Products, of which it becomes aware. With respect to any such claims or allegations, upon Parent’s prior written approval, to be provided in Parent’s sole discretion, Licensee shall have the right to make demands or claims, institute suit, give notices, or take action on account of such disputes, issues or infringements; provided, however, that Parent shall be permitted to participate and provide input with respect to such matters, and Licensee must obtain prior written approval from Parent, to be provided in Parent’s sole discretion, prior to settling or otherwise resolving any such matters. Licensee shall be solely responsible for all reasonable expenses, legal fees, and costs incurred in connection with such matters and Licensee shall be entitled to all sums recovered from others as a result of such matters. If Licensee decides not to take action against an infringer or violator with respect to such matters, Parent may pursue such enforcement on its own at its sole cost and expense, in which case, Parent will be entitled to all sums recovered from others as a result of such matters. Licensee hereby agrees to (and to ensure Permitted Sublicensees) reasonably cooperate in such matters, including providing relevant records and documentation, making employees available, or providing other evidence or support as requested by Parent.

(b) Each Party, on behalf of itself and each Permitted Sublicensee or Affiliate, as applicable, shall promptly notify the other Party in writing of all (i) counterfeit goods, parallel imports or gray good issues relating to products or services using both of the GE Marks and the Vernova Marks, or marks or designs confusingly similar to both such Trademarks, in each case, as they relate to products or services that are not in the same or similar categories as the Licensed Products, (ii) disputes or issues relating to or otherwise implicating both of the GE Marks and the Vernova Marks with distributors, Vendors, Permitted Sublicensees or other Persons, in each case, that do not relate to the Licensed Products, (iii) third-party infringements of, or unlicensed use of, marks or designs confusingly similar to both of the GE Marks and the Vernova Marks, (iv) ordinary course enforcement actions (e.g., oppositions, cancellations, cease and desist letters, domain name issues) concerning both of the GE Marks and the Vernova Marks, or marks or designs confusingly similar to both such Trademarks, or (v) other enforcement actions or infringement issues concerning both of the GE Marks and the Vernova Marks, or marks or designs confusingly similar to both such Trademarks, in each case (i) through (v), of which it becomes aware. With respect to any such claims or allegations, each Party shall have the right to make demands or claims, institute suit, give notices, effect settlements, or take action on account of such disputes, issues or infringements and to determine whether or not action shall be taken due to or against such disputes, issues or infringements or to otherwise terminate such disputes, issues or infringements, in each case, with respect to such Party’s respective Trademarks (i.e., Parent with respect to the GE Marks, on the one hand, and Licensee with respect to the Vernova Marks, on the other hand); provided, however, each Party hereby agrees to (and to ensure its Permitted Sublicensees and Affiliates, as applicable) reasonably cooperate with the other Party in such matters (including providing relevant records and documentation, making employees available, or providing other evidence or support as requested by the other Party) and shall be permitted to participate and provide input with respect to such matters to the extent such matters impact the relevant Party’s business or respective Trademark. Each Party shall be solely responsible for all reasonable expenses, legal fees, and costs incurred by such Party in connection with such matters and each Party will be entitled to all sums recovered from others as a result of such matters initiated by such Party.

(c) If reasonably requested by either Party in light of particular sensitivities under the circumstances, the Parties shall enter into a nondisclosure agreement or joint defense and confidentiality agreement (as applicable), only to the extent necessary to protect privilege or confidential information disclosed in connection with this Section 5.13.

5.14 Third-Party Infringements of Vernova Marks. This Section 5.14 shall not apply in instances involving uses of both of the GE Marks and the Vernova Marks (which instances are solely addressed by Section 5.13). Parent, on behalf of itself and its Affiliates, shall promptly notify Licensee in writing of all (i) counterfeit goods, parallel imports or gray good issues relating to products or services using the Vernova Marks or marks or designs confusingly similar to the Vernova Marks, (ii) disputes or issues relating to or otherwise implicating the Vernova Marks with distributors, Vendors, Permitted Sublicensees or other Persons, (iii) third-party infringements of, or unlicensed use of, marks or designs confusingly similar to the Vernova Marks, (iv) ordinary course enforcement actions (e.g., oppositions, cancellations, cease and desist letters, domain name issues) concerning the Vernova Marks or any Trademarks confusingly similar thereto, or (v) other enforcement actions or infringement issues concerning the Vernova Marks in each case, of which it becomes aware. With respect to any such claims or allegations, Licensee shall have the sole right and responsibility to make demands or claims, institute suit, give notices, or take action on account of such disputes, issues or infringements. In the event any such claims or allegations are reasonably likely to result in a finding, decision, holding, settlement or other result that may adversely impact Licensee’s rights under this Agreement, or otherwise actually results in a finding, decision, holding, settlement or other result that adversely impacts Licensee’s rights under this Agreement, Licensee shall promptly notify Parent of such claim, allegation, or results, as applicable. If reasonably requested by Parent in light of particular sensitivities under the circumstances, the Parties shall enter into a nondisclosure agreement or joint defense and confidentiality agreement (as applicable), only to the extent necessary to protect privilege or confidential information disclosed in connection with this Section 5.14.

5.15 Third-Party Infringements of “GEV”. Parent, on behalf of itself and its Affiliates, shall promptly notify Licensee in writing of all disputes or issues of which it becomes aware that relate to or otherwise implicate the use of “GEV.” With respect to any such claims or allegations, Licensee shall have the right and responsibility to make demands or claims, institute or defend suit, give notices, or take action on account of such disputes, issues or infringements; provided, that in the event (i) any such claims, suits or allegations are reasonably likely to result in a finding, decision, holding, settlement or other result that may adversely impact Parent’s rights in the GE

Marks, or otherwise actually results in a finding, decision, holding, settlement or other result that adversely impacts Parent’s rights in the GE Marks or (ii) Licensee intends to cite or reference rights in the GE Marks as part of any claim, counterclaim or defense, in each case (i) or (ii), (a) Licensee shall promptly notify Parent of such claim, allegation, or results, as applicable, (b) Parent shall be permitted to participate and provide input with respect to such matters, and (c) Licensee must obtain prior written approval from Parent, to be provided in Parent’s sole discretion, prior to settling or otherwise resolving any such matters. Licensee shall be solely responsible for all reasonable expenses, legal fees, and costs incurred in connection with such matters and Licensee shall be entitled to all sums recovered from others as a result of such matters. If Licensee decides not to defend against any such matter or take action against an infringer or violator with respect to such matters, Parent may pursue such enforcement or defense, as applicable, on its own at its sole cost and expense, in which case, Parent will be entitled to all sums recovered from others as a result of such matters. Licensee hereby agrees to (and to ensure Permitted Sublicensees) reasonably cooperate in such matters, including providing relevant records and documentation, making employees available, or providing other evidence or support as requested by Parent. If reasonably requested by Parent in light of particular sensitivities under the circumstances, the Parties shall enter into a nondisclosure agreement or joint defense and confidentiality agreement (as applicable), only to the extent necessary to protect privilege or confidential information disclosed in connection with this Section 5.15.

5.16 Implementation. To the extent not previously implemented in the conduct of the SpinCo Business immediately prior to the Distribution Date, requirements with respect to use of the GE Marks contained in the Usage Guidelines or other provisions of this Agreement shall be fully implemented by Licensee and each Permitted Sublicensee as soon as reasonably practicable following the Distribution Date, but in any event, in accordance with the transition timeline described in Attachment 11.

5.17 Modification Due to Third-Party Claims. The Parties understand that Parent, its Affiliates, and their respective authorized dealers use the GE Marks to advance and promote Parent equipment and other product and service sales, and that Parent has a paramount obligation to preserve its ability to so use such GE Marks. Should Parent’s trademark counsel render a legal opinion that concludes that use of the GE Marks becomes threatened as a result of a claim by a third party or any applicable Law, then Licensee shall (and shall ensure each Permitted Sublicensee does) use commercially reasonable efforts (taking into consideration among other things any adverse impact or consequences that might arise from Licensee’s and Permitted Sublicensees’ continued use of the GE Marks) to cease use of the GE Marks upon notice from Parent to Licensee. Licensee shall (and shall ensure Permitted Sublicensees) comply fully and promptly with all guidelines provided to Licensee from time to time by Parent for the purpose of distinguishing Parent’s Trademarks and preventing confusion between itself and another entity. In addition, in the event of any such opinion, Parent’s and Licensee’s respective trademark counsel shall negotiate in good faith an amendment to this Agreement that modifies this Agreement only to the extent reasonably necessary to address the legal issue arising out of such third-party claim or Law. In the event that, as a result of such amendment, Licensee or any Permitted Sublicensee has Licensed Products that it cannot sell, Licensee or the applicable Permitted Sublicensee shall be permitted to remove the GE Marks and all other Parent-identifying information (subject to applicable Law) and dispose of such inventory in a commercially reasonable manner.

5.18 Territorial Restrictions. Licensee hereby agrees not to exercise any rights granted to it under this Agreement (and agrees to ensure that Permitted Sublicensees do not exercise any sublicense granted to it as permitted under this Agreement) with respect to countries, territories or jurisdictions falling into any of the following categories at any given time: (a) under applicable Law, Licensee, its Affiliates or Permitted Sublicensees are not permitted to conduct business in such country, territory or jurisdiction, (b) under applicable Law, Parent is not permitted to conduct business in such country, territory or jurisdiction, and (c) to the extent that Parent makes a policy determination that it and its Affiliates shall cease doing business in a country, territory or jurisdiction; provided, that in the case of this clause (c), (x) such policy determination by Parent shall be made with respect to the activities of its business units and Affiliates as a whole and not in a manner intended to discriminate against or disproportionately burden Licensee and Permitted Sublicensees, (y) at Licensee’s written request, upon having received notice of such policy determination, the Chief Executive Officers of each of Parent and Licensee will meet and confer on such policy determination prior to enacting such policy and (z) Parent shall provide Licensee with reasonable notice to enable Licensee and each Permitted Sublicensee to transition its cessation of the manufacture, import, marketing, sale or provision of Licensed Products in such countries, territories or jurisdictions, but at a minimum the same amount of time as Parent has provided to its own business units and Affiliates for such a transition in those countries, territories or jurisdictions.

5.19 Cyber Security Concerns and Product Security Vulnerabilities. Licensee shall (and shall ensure Permitted Sublicensees) implement and maintain a vulnerability management program (in each case, consistent with best industry practices in effect as of the applicable time) for any publicly accessible website or web portal bearing any GE Mark or any Licensed Product. Any vulnerabilities identified by Licensee or any Permitted Sublicensee through its applicable program, by a third party, or by Parent shall be remediated in accordance with best industry practices at the time such vulnerability is identified. Any material vulnerabilities or related concerns identified by Licensee or any Permitted Sublicensee through its applicable program, or by a third party, shall be reported to Parent in accordance with Section 3.2. Licensee (or a Permitted Sublicensee) shall bear any and all costs for all such remediation. Parent reserves the right to conduct an audit, upon thirty (30) days’ advance notice to Licensee to ensure compliance with this Section 5.19.

6. FEES, ROYALTIES, REPORTS, RECORDS

6.1 Annual Assessment. During the Term and any Grace Period, Licensee shall pay to Parent an annual assessment of [***] (the “Annual Fee”). Such payments will be made in quarterly installments of [***] no later than the twenty-fifth (25th) day following the start of each Reporting Period and the start of the Grace Period (in each case, pro-rated, as applicable, to the extent the final Reporting Period or the Grace Period will end prior to the end of the applicable calendar quarter).

6.2 Royalties on New Licensed Products. During the Term and any Grace Period, Licensee shall pay to Parent Earned Royalties equal to the applicable rate(s) negotiated between the Parties in good faith, in accordance with Section 2.1(b), of Net Sales of all New Licensed Products Sold during a Reporting Period. Such payments will be made no later than the twenty-fifth (25th) day following the end of each Reporting Period and the end of the Grace Period. For the avoidance of doubt, such Earned Royalties shall be payable to Parent in addition to, and not in replace of, the Annual Fee.

6.3 Taxes.

(a) Licensee shall bear any and all Taxes or other charges of any kind imposed by any Governmental Authority (and any related interest and penalties) on or in respect of, or payable by Licensee with respect to, any amount payable by Licensee in accordance with this Agreement.

(b) If any withholding or deduction from any payment under this Agreement by Licensee is required in respect of any Taxes or other charges of any kind imposed by any Governmental Authority in accordance with any applicable Law, Licensee will: (i) gross up the amount payable such that the Parent receives an amount equal to the amount that Parent would be entitled to receive under this Agreement absent any withholding or deduction in respect of such payment; (ii) deduct such Tax or charge from the amount payable to Parent; (iii) timely pay such Tax or charge to the relevant Governmental Authority; and (iv) promptly provide Parent with original receipts or other documentation satisfactory to Parent in respect thereof evidencing such payments to the relevant Governmental Authority. The Parties agree to reasonably work together to minimize Taxes and to provide each other with all reasonably necessary original receipts.

6.4 Currency and Exchange Rates. All amounts due under this Agreement shall be denominated, reported, and paid in United States dollars. Where a country or jurisdiction restricts repatriation of United States dollars, fees and royalties will continue to accrue until paid. The royalty on Net Sales in currencies other than United States dollars shall be calculated using the appropriate foreign exchange rate for such currency published in the Wall Street Journal (or such other reasonable source as may be mutually agreed upon by the Parties if the Wall Street Journal no longer exists, no longer publishes such rate, or is no longer a leading source for such information) on the first (1st) banking day following each corresponding Reporting Period.

6.5 Quarterly Financial Reports. By the twenty-fifth (25th) day following the end of each Reporting Period during the Term and the end of any Grace Period, Licensee shall send to Parent a single, electronic, full and accurate report (“Financial Report”), certified by the Chief Financial Officer of Licensee or his or her designee, detailing, among other items, Net Sales of each of the New Licensed Products Sold by or on behalf of Licensee, its Affiliates and Permitted Sublicensees during the Reporting Period, including the breakdown of sales by country. The Financial Report shall constitute a completed royalty report form, including a breakdown of sales by country, New Licensed Product and Licensee, Affiliate or Permitted Sublicensee, as applicable, provided or approved by Parent from time to time. Such Financial Report shall be rendered at the times specified, whether or not Licensee or any Affiliate or Permitted Sublicensee has Sold any New Licensed Product during the Reporting Period or whether any Earned Royalty is due under the terms of Section 6.2. At the time of sending each Financial Report hereunder, Licensee shall calculate the Earned Royalty for the Reporting Period, if any, and remit to Parent in full such Earned Royalty.

6.6 Payment Method. All payments shall be made by wire transfer to Parent as specified below or in the manner otherwise specified by Parent in writing.

Wire Transfer Information

Account Title:	[•]
Bank Name:	[•]
Account Number:	[•]
Treasury Code:	[•]
Swift Code:	[•]
ABA#:	[•]

6.7 Late Payment Charge. Except with respect to any portion of Earned Royalties that is reasonably in dispute, a late payment charge of one percent (1%) per month (i.e., twelve percent (12%) per annum) over the prime rate (as published in the Wall Street Journal on the fifteenth (15th) day of the month when such funds were due) shall be payable to Parent on the amount of all payments (including the Annual Fee, all Earned Royalties and any payments due as a result of a dispute or indemnity obligation) not made when due, from the payment due date until the date payment is received by Parent; provided, that in no circumstances shall the late payment fee required hereunder exceed the highest charge allowed by applicable Law. All payments shall be made by wire transfer to Parent as specified above or in the manner otherwise specified by Parent in writing.

6.8 Report and Record Retention. During the Term and for at least five (5) years following the later of the Expiration Date and the end of any Grace Period, Licensee shall (and shall cause its Permitted Sublicensees to) maintain the Financial Reports, the reports required in Section 3.3, and related books (collectively, “Books and Records”) at a single point for review (where commercially practical) as are necessary to substantiate that:

(a) all reports submitted to Parent hereunder are true, complete, and accurate; and

(b) all Earned Royalties, the Annual Fee and other payments due Parent hereunder shall have been paid to Parent in accordance with the provisions of this Agreement; and

(c) no material payments have been made, directly or indirectly, by or on behalf of Licensee or its Permitted Sublicensees to or for the benefit of any Parent employee or agent who may reasonably be expected to influence Parent’s decision to enter into this Agreement or the amount to be paid by Licensee under this Agreement. As used in this sub-Section, “payment” shall include money, property, services, and all other forms of consideration.

6.9 Accounting Principles. United States Generally Accepted Accounting Principles (“GAAP”) or International Financial Reporting Standards (“IFRS”) shall be applied consistently to all transactions under this Agreement as applicable, for calculation of Gross Revenue and Earned Royalties and all Books and Records shall be maintained in accordance with GAAP or IFRS, consistently applied as applicable, and with all applicable Laws.

6.10 Inspection Rights. Not in limitation of any other rights hereunder, during the Term and for at least five (5) years following the later of the Expiration Date and the end of any Grace Period, Parent, and its duly authorized representatives (including certified public accountants or Tax advisors) who are bound by an appropriate confidentiality agreement with Licensee, shall have the right, upon five (5) Business Days’ prior notice, to inspect and audit, and copy any of Licensee’s, its Affiliates’ and Permitted Sublicensees’ Books and Records and any other records related to the New Licensed Products, including records relating to production, inventory, sales, invoices, general ledger and sub-ledgers, accounts receivable, accounts payable, production, shipping, inventory, purchase of production materials, management reports, warranties, and returns, at all times during regular business hours for the purpose of determining the correctness of the Financial Reports and Earned Royalty payments due under and compliance with the other terms and conditions of this Agreement.

6.11 Deficiencies Revealed by Audit. If the inspection or audit reveals a deficiency of Earned Royalties due or paid by Licensee to Parent, Licensee shall, within thirty (30) Business Days of receipt of notice to cure the deficiency, make payment to Parent of said deficiency, including the fee and interest terms as provided in Article 6 as permitted by applicable Law. In addition, if the audit reveals a deficiency of more than five percent (5%) of the Earned Royalties due in any audited period, Licensee shall reimburse Parent for the reasonable audit costs and reasonable attorneys’ fees and expenses and costs of collection.

7.	TERM, RENEWAL AND TERMINATION

7.1 Term. Unless terminated or extended as herein provided, this Agreement shall commence immediately upon the Distribution Date and shall expire as of 11:59 P.M. Eastern Time ten (10) years thereafter (“Initial Term”). This Agreement shall automatically renew for additional ten (10) year periods (each, a “Renewal Term”); provided, that (a) none of Licensee or any Permitted Sublicensee is in material breach of this Agreement at the expiration of the Initial Term or the then-current Renewal Term, as applicable, and (b) Licensee (on behalf of itself and each Permitted Sublicensee) provides reasonable written assurance of its ability to continue to perform its obligations under this Agreement and to maintain the operation of the SpinCo Business (in each case for such Renewal Term). The “Term” of this Agreement shall be the Initial Term and any Renewal Term. All terms of this Agreement shall remain in full force and effect throughout any Renewal Term and any Grace Period.

7.2 Termination of the Agreement.

(a) Parent shall have the right, without prejudice to any other rights it may have, to terminate this Agreement in whole or, in Parent’s sole discretion, in part in the event of any of the following events:

(i) a Change of Control of Licensee, SpinCo or any other member of the SpinCo Group that is not a Subsidiary of Licensee without notice to and prior written consent of Parent, with respect to Licensee or such Permitted Sublicensee; any Change of Control Notice; any assignment by Licensee in violation of Section 10.1; or any attempt of any Permitted Sublicensee to transfer or otherwise assign any sublicense granted under this Agreement;

(ii) a Bankruptcy Event with respect to Licensee or any of its Permitted Sublicensees;

(iii) any material breach or violation by Licensee or a Permitted Sublicensee of the terms or conditions of the Agreement, which Licensee (or such Permitted Sublicensee, as the case may be) fails to cure within ten (10) Business Days after notice to Licensee by Parent (or such longer period as Parent may approve in writing, in Parent’s sole discretion, in accordance with a written corrective action plan delivered by Licensee to Parent during such initial ten (10) Business Days after such notice to Licensee); provided, that in the event Licensee or a Permitted Sublicensee breaches or violates any such provisions of the Agreement on three (3) or more occasions in any consecutive twelve-(12-) month period, such breaches or violations taken together shall constitute a material breach or violation;

(iv) any failure by Licensee or any Permitted Sublicensee to use any of the GE Marks in commerce for three (3) consecutive years in any jurisdiction of the Licensed Territory, with respect to such jurisdiction of the Licensed Territory (where “use” of such GE Mark means the bona fide use of such Trademark made in the ordinary course of trade, and not token use, nominal use, or use made merely to reserve a right in a Trademark);

(v) a public announcement by Licensee or a Permitted Sublicensee of its desire to exit any jurisdiction of the Licensed Territory, in which instance, such termination shall be limited to Licensee or the applicable Permitted Sublicensee for such jurisdiction of the Licensed Territory;

(vi) Parent demonstrates an actual material adverse impact (or the reasonable likelihood of a material adverse impact to occur) to the goodwill associated with the GE Marks or the reputation of the Parent Group, in each case, as a result of the rights granted to Licensee hereunder or the exercise of any such rights by Licensee or any Permitted Sublicensee; or

(vii) Licensee or any Permitted Sublicensee adopts a trade name that is not “GE Vernova” (whether or not such new trade name contains a GE Mark) that was not approved by Parent prior to such adoption.

(b) In the event that Parent provides notice of any material breach or violation described in Section 7.2(a)(iii) on three (3) or more occasions in any consecutive twelve- (12-) month period (whether or not such material breaches or violations have been cured, and whether or not such material breaches or violations arise from the same or different events or circumstances), Parent shall have the right, without prejudice to other rights it may have, to terminate this Agreement, in whole or in part, immediately upon written notice to Licensee.

(c) Licensee shall notify Parent in writing within five (5) Business Days following the first announcement of a transaction in respect of a potential Change of Control of Licensee or any Permitted Sublicensee (the “Initial Notice”). Licensee shall further notify Parent in writing not later than two (2) Business Days prior to the anticipated effective date of a Change of Control (such notice collectively with the Initial Notice, the “Change of Control Notice”).

(d) Licensee shall have the right to terminate this Agreement, in whole but not in part, at any time upon three (3) months’ prior notice to Parent.

7.3 Obligations on Expiration and Termination; Survival.

(a) Upon expiration or full or partial termination of this Agreement:

(i) all money owed and required to be paid under this Agreement or the terminated portion thereof (as applicable) during the Term through and including the effective date of such expiration or termination shall become immediately due and payable (and, for the avoidance of doubt, any partial termination shall not reduce the Annual Fee);

(ii) except as provided in Sections 7.3(c) or 7.3(d), Licensee and each Permitted Sublicensee (or, in the event of a partial termination, the applicable Permitted Sublicensees) shall immediately discontinue the manufacture, sale, distribution or delivery of all Licensed Products and the use of the GE Marks hereunder in the Licensed Territory;

(iii) the licenses herein granted shall terminate in their entirety (or, in the event of a partial termination, the applicable Permitted Sublicensees) and, except as specifically provided for in Sections 7.3(b), 7.3(c) or 7.3(d), Licensee shall, and shall cause each applicable Permitted Sublicensee and their respective receivers, representatives, trustees, agents, administrators, successors, or permitted assigns to, immediately cease all use of the GE Marks;

(iv) SpinCo shall discontinue use of “GEV” as the stock ticker for the publicly traded entity;

(v) with respect to the expiration or full termination of the Agreement, all right, title and interest in, to and under all GE Domain Names, and any other Domain Names using the GE Marks owned by Licensee or a Permitted Sublicensee, shall immediately revert to Parent (or, at Parent’s request, be cancelled by Licensee or the applicable Permitted Sublicensee), and Licensee shall, and shall cause each Permitted Sublicensee, as applicable, to, immediately cease from any further use of such Domain Names, Licensee hereby assigns (and will ensure each Permitted Sublicensee hereby assigns) to Parent, effective as of the effective date of such expiration or termination, all such right, title and interest in, to and under such Domain Names, and Licensee hereby agrees to, and agrees to ensure Permitted Sublicensees, perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required to carry out such assignment promptly upon termination;

(vi) with respect to partial termination of the Agreement in jurisdiction(s) of the Licensed Territory or Licensed Product(s) in accordance with Section 7.2(a)(iv) or 7.2(a)(v), as applicable, all right, title and interest in, to and under the GE Domain Names that relate to such terminated jurisdiction(s) or Licensed Product(s), as applicable, and any other Domain Names using the GE Marks owned by Licensee or any Permitted Sublicensee that relate to such terminated jurisdiction(s) or Licensed Product(s), as applicable, shall immediately revert to Parent (or, at Parent’s request, be cancelled by Licensee or the applicable Permitted Sublicensee), and Licensee shall, and shall cause each Permitted Sublicensee, as applicable, to, immediately cease from any further use of such Domain

Names, Licensee hereby assigns (and will ensure each Permitted Sublicensee hereby assigns) to Parent, effective as of the effective date of such termination, all such right, title and interest in, to and under such Domain Names, and Licensee hereby agrees to, and agrees to ensure Permitted Sublicensees, perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required to carry out such assignment promptly upon termination; and

(vii) Parent shall have the option to repurchase Licensee’s and the Permitted Sublicensees’ (or, in the event of a partial termination, the applicable Permitted Sublicensees) remaining inventory of Licensed Products or components for incorporation into Licensed Products, at Licensee’s or the applicable Permitted Sublicensees’ (or, in the event of a partial termination, the applicable Permitted Sublicensees) cost as evidenced by invoices or other documentation (with it being understood that no royalty would be owed on such inventory of New Licensed Products repurchased by Parent).

(b) Notwithstanding the foregoing, promptly after expiration or termination of this Agreement (or if there is a Grace Period, promptly after expiration or termination of the Grace Period), but in any event no later than ten (10) Business Days after such expiration or termination, Licensee shall (and shall ensure all of its Affiliates and Permitted Sublicensees) make all filings with any and all offices, agencies and bodies and take all other actions necessary to adopt New Legal Names. Upon receipt of confirmation from the appropriate registry that such name changes have been effected, Licensee, on behalf of itself, its Affiliates and Permitted Sublicensees, shall provide Parent with written proof that such name changes have been effected. Licensee shall (and shall ensure all of its Affiliates and Permitted Sublicensees) use commercially reasonable efforts to adopt New Legal Names as soon as practicable following the expiration or full or partial termination of this Agreement. In the event that any such Person is unable to obtain regulatory approval necessary to adopt a New Legal Name in a jurisdiction, or is otherwise unable for regulatory reasons to adopt a New Legal Name in a jurisdiction, Licensee, such Affiliate or such Permitted Sublicensee, as applicable, shall be allowed to continue its use of the applicable corporate name for a transition period mutually agreed upon by the Parties not to exceed one (1) year; provided, however, that such Person has demonstrated commercially reasonable efforts to adopt a New Legal Name.

(c) Upon expiration of this Agreement or Parent’s termination of this Agreement in accordance with Sections 7.2(a)(iii)-(vii) or 7.2(b), Licensee may make a written request to Parent to allow Licensee and Permitted Sublicensees to continue sales of Licensed Products in inventory bearing the GE Marks during a Grace Period in accordance with Section 7.4. Upon any such request by Licensee, the Parties shall meet and confer and any such Grace Period shall be subject to Parent’s prior written approval, which shall not be unreasonably withheld or denied; provided, that any Grace Period following Parent’s termination of this Agreement in accordance with Sections 7.2(a)(iii)-(vii) or 7.2(b), shall not exceed one (1) year. If a Grace Period is approved, all of Parent’s, Licensee’s, any Permitted Sublicensees’ and Vendors’ rights and obligations shall survive until the end of the Grace Period in accordance with Section 7.4.

(d) Upon Licensee’s decision to transition to standalone use of the Vernova Marks without use of the GE Marks hereunder, Licensee shall notify Parent thereof and the Parties shall meet and confer regarding the plan for such transition, including the period therefor. If such plan and period are mutually agreed upon by the Parties, with each Party acting reasonably, all of Parent’s, Licensee’s, any Permitted Sublicensees’ and Vendors’ rights and obligations shall survive until the end of the Grace Period for such transition plan. If the Parties are unable to agree upon a plan and period for such transition after sixty (60) days, the Chief Marketing Officers of each of Parent and Licensee will meet and confer for an additional thirty (30) days, and if the Chief Marketing Officers are unable to agree upon a plan and period for such transition after a commercially reasonable period, such matter shall be escalated to the Chief Executive Officers of each of Parent and Licensee. Notwithstanding the forgoing, the Grace Period under this Section 7.3(d) for (i) equipment labeling and product recasting equipment and (ii) Tier 2 and Tier 3 facility rebranding shall extend for at least one (1) year.

(e) Upon expiration or termination of this Agreement (or if there is a Grace Period, upon expiration or termination of the Grace Period), all rights and obligations under this Agreement shall terminate, except that each Party’s obligations under the following Sections shall survive as set forth therein (along with such other provisions which by their own specific terms are expressly effective thereafter):

Article 1	(Definitions)
Section 2.5	(Reservation of Rights)
Section 3.3	(Record-keeping)
Section 3.5	(Inspections and Audits)
Section 3.9	(Parent Review/Approvals; Regulatory Compliance)
Section 5.1	(Ownership)
Section 5.7	(Obligations of Licensee)
Section 5.8	(Brand Equity)
Article 6	(Fees, Royalties, Reports, Records)
Article 7	(Term, Renewal and Termination)
Article 8	(Insurance)
Article 9	(Representations, Warranties, and Covenants; Indemnification; Disclaimers)
Article 10	(Miscellaneous)

7.4 Grace Period. If a Grace Period is approved in accordance with Section 7.3(c), Licensee may (and may permit Permitted Sublicensees to) sell or deliver Licensed Products which are already manufactured and ready for sale prior to the date of termination for a Grace Period; provided, that:

(a) Licensee shall (and shall ensure each Permitted Sublicensee) promptly stops all work in progress and not begin to manufacture or have manufactured any additional Licensed Products after receiving or sending notice of termination;

(b) Licensee (on behalf of itself and each Permitted Sublicensee) promptly gives Parent a listing of remaining inventory of Licensed Products;

(c) all payments then due are first made to Parent;

(d) such sales are in accordance with the terms of this Agreement;

(e) to the extent legally permissible, Licensed Products shall not be included in bankruptcy auctions; and

(f) reports and payments with respect to that Grace Period are made in accordance with this Agreement.

All final reports and payments shall be made within thirty (30) days after the end of the Grace Period. Upon expiration of said Grace Period, and notwithstanding contractual obligations of Licensee or Permitted Sublicensees to third parties, all remaining inventory of Licensed Products, including all components thereof that bear the GE Marks shall be, at Licensee’s election, either rebranded/rebadged to remove the GE Marks, sold to Parent at Licensee’s or the applicable Permitted Sublicensee’s cost (if Parent desires to purchase such inventory) or destroyed (except as otherwise required by applicable Law) with evidence of such destruction to be given to Parent. All Licensee and Permitted Sublicensee tooling that is only used to manufacture Licensed Products shall be modified to the extent necessary so that future products manufactured by such modified tooling shall not be confusingly similar to the Licensed Products.

7.5 Adequate Assurances. If concerns arise with respect to Licensee’s, any Permitted Sublicensees’ or any Vendor’s performance of this Agreement, Parent may, but need not, in writing, request adequate assurance of due performance. If Parent does not receive such assurance within thirty (30) days after the date of its written request, the failure by Licensee to furnish such assurance will constitute a material breach of this Agreement.

8.	INSURANCE

8.1 Licensee will acquire and maintain (and ensure each Permitted Sublicensee acquires and maintains) at its sole cost and expense throughout the Term, the following insurance underwritten by insurance companies with a Best’s rating of at least A-/VII, or equivalent, and licensed to do business in the License Territory (“Required Insurance”): (i) Comprehensive General Liability Insurance, including broad form coverage for product/completed operation liability, personal injury (including bodily injury and death), advertiser’s liability, and contractual liability; and (ii) cyber liability including coverage for data privacy breach and IT security failure (including unauthorized access/ introduction of virus), naming Parent as an additional insured party.

8.2 Each coverage shall be primary (irrespective of the existence or coverage of any other policy maintained by any insured), contain a waiver of subrogation against additional insureds, provide for cross liability, and have limits of $10,000,000 per occurrence and in the aggregate. If coverage is not on an occurrence form, the retro date must precede the effective date of this Agreement and continuity of cover must be maintained for two (2) years following termination of expiration of this Agreement.

8.3 Upon request and at any time, Licensee shall promptly furnish evidence of the Required Insurance to Parent. Within ten (10) days after the Distribution Date, a certificate or certificates issued by Licensee’s and each Permitted Sublicensee’s insurance company evidencing the Required Insurance shall be submitted to Parent. Licensee shall provide Parent a minimum of thirty (30) days’ prior notice, in writing, of any cancellation, non-renewal or material modification in coverage if Licensee’s or any Permitted Sublicensee’s insurance ceases to comply with the requirements of the Required Insurance.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; DISCLAIMERS

9.1 Compliance with Laws. Licensee (on behalf of itself and each Permitted Sublicensee) represents, warrants and covenants during the Term and any Grace Period, that the Licensed Products, and the manufacturing, packaging, marketing, sales, display, distribution and delivery thereof shall meet or exceed the requirements of all applicable Laws, and any additional requirements imposed by Parent that are described or referenced in, or arise out of, this Agreement, pertaining to such products or activities including those relating to product safety, quality, labeling, environmental waste, Intellectual Property and Trademarks. Licensee shall not (and shall ensure that each Permitted Sublicensee does not) manufacture, package, market, display, sell, distribute or deliver any Licensed Products or cause any Licensed Products to be manufactured, packaged, marketed, displayed, sold, distributed or delivered in material violation of any such applicable Laws, including disposal, environmental and hazardous waste Laws, and any additional requirements imposed by Parent that are described or referenced in, or arise out of, this Agreement. With respect to the collection, transportation, registration, disposal, recycling or other handling of all Licensed Products and their component parts, Licensee shall, and shall cause all Permitted Sublicensees, and their respective agents, assigns and Vendors to, comply in all material respects with Laws in all relevant territories applicable to such activities in respect of Licensed Products and their component parts.

9.2 No Child Labor. Licensee represents, warrants and covenants during the Term and any Grace Period, that it shall not (and shall ensure that Permitted Sublicensees do not) encourage or knowingly use child, indentured, prison or any other form of involuntary labor, and to the best of its knowledge, that it shall not engage any Vendor that engages in such activities. The term “child” or “children” refers to a person younger than sixteen (16) regardless of the applicable local legal minimum age for employment (or such higher age as may be reflected in Parent’s own then-current corporate policies). Parent prohibits anyone eighteen (18) or younger from performing hazardous work as defined by the International Labour Organization (ILO). Licensee, Permitted Sublicensees, Vendors, and prospective Vendors shall be required to respond promptly and fully to all Parent inquiries as to use of such labor. The identification of the use of child, involuntary, indentured or prison labor will result in Licensee or the applicable Permitted Sublicensee immediately working with the Vendor to achieve compliance or termination of dealings between Licensee or such applicable Permitted Sublicensee and said Vendor if compliance is not promptly achieved. Parent reserves the right, in its sole discretion, to conduct unannounced audits if there is reasonable evidence as to human rights-related violations of Parent policy. In the event that a Vendor is determined to be non-compliant, Licensee or the applicable Permitted Sublicensee shall immediately work either directly or with any other Vendor such non-compliant Vendor is working with to achieve compliance by such Vendor. If compliance is not promptly achieved, Licensee and Permitted Sublicensees shall terminate direct dealings or demand termination of all other Vendor dealings with such non-compliant Vendor.

9.3 No Forced Labor. Licensee represents, warrants and covenants during the Term and any Grace Period, that it shall not (and shall ensure that Permitted Sublicensees do not) (i) manufacture or subcontract for the manufacture of any products for which forced labor is used in the production of that product or material or (ii) directly or indirectly use (through suppliers or subcontractors) forced labor in the manufacture of any products. Licensee shall immediately notify Parent as soon as it becomes aware of any breach, or potential breach, of its obligations under this Section 9.3. For purposes of this Section 9.3, “forced labor” shall mean all work or service which is exacted from any person under the threat of a penalty and for which the person has not offered himself or herself voluntarily.

9.4 Respectful Workplace and Human Rights. Licensee shall have the sole responsibility to ensure that persons involved in Licensee’s or any Permitted Sublicensees’ business activities relating to the manufacture, production, marketing, sale, display, distribution and delivery of Licensed Products are not working in violation of applicable Law, and are provided a fair employment opportunity, protection of their basic human rights, and a clean working environment as free as practicable from health and safety hazards. Licensee represents, warrants and covenants during the Term and any Grace Period, that it will (and will ensure that each Permitted Sublicensee does) conduct its business activities in accordance with these policies and put similar language in its agreements with its Vendors, distributors, and agents on a commercially reasonable basis going forward. It is understood that Parent assumes no liability for acts that may be inconsistent with the above-stated policies of this Section. Parent reserves the right, in its sole discretion, to make inquiries and to make inspections upon ten (10) Business Days’ notice or conduct unannounced audits if there is reasonable evidence as to human rights-related violations of Parent policy. Parent is not an employer of Licensee, any Permitted Sublicensee or any of their respective Vendors, distributors, or agents. Licensee, on behalf of itself and Permitted Sublicensees, shall promptly report to Parent any circumstances, claims, or allegations that are inconsistent with the above-stated policies of this Section.

9.5 Environmental Waste. Licensee shall, and shall cause Permitted Sublicensees, Affiliates, agents, assigns and vendors (collectively, the “Responsible Parties”), to comply with all Laws in all territories that now or in the future apply to the collection, transportation, registration, disposal, recycling or other handling of all Licensed Products and their component parts (as defined below) whether disposed of by the Responsible Parties, a consumer or otherwise, and to pay all fees, expenses, levies, Taxes or other amounts assessed, invoiced or otherwise charged (“Waste Fees”) in connection therewith. For the absence of any doubt, the Responsible Parties shall pay such Waste Fees even if the applicable Laws require that the Waste Fees be the responsibility of, or assessed, invoiced or otherwise charged to Parent. Without limiting the foregoing, Licensee shall itself do the following, and shall cause each of the Responsible Parties to do the following throughout the Term, any Grace Period, and after expiration or termination of this Agreement: (i) pay Waste Fees for all Licensed Products that are currently or subsequently regulated by electronic waste recycling laws (“EWR Products”); (ii) notify retailers concerning EWR Products that must be recycled, if required by applicable Law; (iii) cause the collection of Waste Fees at the point of sale for EWR Products, if required by applicable Law; (iv) prepare and submit all reports required by regulatory authorities on the manufacture, sale, lease or licensing volume of such EWR Products; (v) properly inform consumers of disposal and recycling requirements and opportunities; (vi) pay and bear the expense of paying Waste Fees to the applicable authorities; (vii) notify the applicable authorities that the Responsible Parties, and not Parent, are responsible for paying all Waste Fees and for complying with the electronic waste disposal and recycling requirements in effect at that time, even if the law or regulation states that the brand owner is responsible; (viii)

comply with the electronic waste disposal and recycling requirements including submitting any required disposal plans to the applicable authority and setting up collection and transportation services for the applicable EWR Products; and (ix) comply with any and all other requirements of the applicable federal, state, or local laws and regulations currently in effect or hereinafter enacted. Licensee shall be liable for any and all claims associated with failure to comply with such Laws and hereby agrees to indemnify, defend, and hold harmless Parent Group and its directors, officers, employees and independent contractors from claims that arise from such Laws.

9.6 Ethics Compliance. In carrying out this Agreement, Licensee shall (and shall ensure Permitted Sublicensees and their respective Vendors and Representatives) comply with: (a) all applicable Laws of any country, jurisdiction, state, province or locality in which it operates regarding anti-money laundering, illegal payments, gifts and gratuities, customs and Taxes; (b) the Foreign Corrupt Practices Act of the United States; and (c) the requirements and principles of Parent’s Policies as set forth in the document GE Code of Conduct titled: “The Spirit & The Letter,” accessible at https://www.ge.com/sites/default/files/S&L_Booklet_English_0.pdf or any successor hyperlink or in any other format provided by Parent (in each case, as may be amended from time to time by Parent in its sole discretion) relating to business practices generally (including anti-bribery) and standards of conduct for transactions with Governmental Authorities, receipt of copies of such are hereby acknowledged. Such compliance includes (but is not limited to) the obligation not to pay, offer or promise to pay, or authorize the payment directly or indirectly of any money or anything of value to any Person (whether a Governmental Authority official, private individual, or corporation) for the purpose of illegally or improperly inducing or rewarding any favorable action by a Governmental Authority official or a political party or official thereof or private individual or corporation to make a buying decision or illegally or improperly to assist Licensee, any Permitted Sublicensee or their respective Vendors in obtaining or retaining business, or to take any other action favorable to Licensee, any Permitted Sublicensee or their respective Vendors.

9.7 Parent Trademark Warranty. To the Knowledge of Parent, Licensee’s use of the GE Marks in connection with Licensed Products as of the Distribution Date in accordance with this Agreement will not infringe the Trademark rights of third parties (provided, however, that the Parent makes no representation or warranty with respect to the Vernova Marks or “GEV” or use of any of the foregoing). Parent agrees to deliver to Licensee instruments or documents Licensee may reasonably request to confirm or establish Licensee’s rights under this Agreement.

9.8 No Other Representations or Warranties. Except as specifically provided herein, Parent makes no representations or warranties, either express or implied, and assumes no responsibilities whatsoever with respect to the use, sale, disposition or delivery of Licensed Products.

9.9 Licensee’s Indemnity.

(a) Licensee shall fully indemnify, defend, and hold harmless Parent Group and its directors, officers, agents, representatives and employees (“Parent Indemnified Parties”), from and against any and all claims, losses, damages, expenses, liabilities, judgments, penalties, and costs (including reasonable attorneys’ fees and costs) (collectively, “Damages”) asserted against or incurred by the Parent Indemnified Parties with respect to any and all third-party claims, actions or suits against them arising out of or in any way related to (i) this Agreement (including (x) any breach of any representation, warranty or covenant hereunder by Licensee, any Permitted Sublicensee or any of their respective Vendors or Representatives or (y) any act or omission by Licensee, any Permitted Sublicensee or any of their respective Vendors or Representatives in any way related to this Agreement), (ii) the manufacture, packaging, shipment, distribution, use, sale, offering for sale, promotion, advertising, marketing, labeling, consumption, or disposal or delivery of Licensed Products, whether or not such Licensed Products conform to the Applicable Standards, and regardless of whether or not Parent has specifically approved the manufacture, packaging, shipment, distribution, use, sale, offering for sale, promotion, marketing, disposition or delivery of Licensed Products, (iii) the ownership, validity, application to register, registration, enforcement, licensing or use of the Vernova Marks, “GEV” or the Combined Mark (other than with respect to the GE Marks portion of the Combined Mark) or (iv) except to the extent Parent indemnifies Licensee in accordance with Section 9.10, infringement, misappropriation, dilution or other violations of Intellectual Property or Trademarks, violations of the rights of publicity or privacy of any third party, or claims of false or misleading advertising or other representations arising out of or in any way related to this Agreement or any Licensed Product(s) (“Licensee’s Indemnity”). Licensee’s Indemnity shall include, by way of example, (A) a defect in the design or manufacture, failure to warn or failure to comply with applicable Laws arising out of or in any way related to this Agreement or any Licensed Product(s); (B) any disposal or environmental fees pertaining to the Licensed Products that are assessed against the Parent Indemnified Parties; (C) any violation of any applicable child labor, environmental, disposal, or hazardous materials Laws arising out of or in any way related to this Agreement or any Licensed Product(s); and (D) any violation of any applicable data privacy Laws, including the Laws and standards described in the Data Privacy Guidelines, arising out of or in any way related to this Agreement or any Licensed Product(s).

(b) Parent shall give Licensee reasonable notice within forty-five (45) days of all claims, actions and suits subject to Licensee’s Indemnity to the extent it becomes aware of the same, and grant Licensee the right to select counsel and settle or control such claim or suit at Licensee’s expense; provided, that Parent must (x) be consulted in the selection of any counsel by Licensee (and Licensee agrees to give good faith consideration to any comments or concerns raised by Parent) and (y) approve (i) the strategy of Licensee and its counsel, to the extent such strategy impacts, or has the reasonable potential to impact, the value or reputation of the Parent’s brand or the GE Marks, and (ii) any settlement that results in any non-monetary terms that bind Parent, Licensee or any Permitted Sublicensee, in each case (y)(i) and (y)(ii), such approvals not to be unreasonably withheld or denied. Failure to give Licensee reasonable notice of all claims or suits within forty-five (45) days shall not, in any way, nullify Licensee’s Indemnity obligations. Notwithstanding the foregoing, Parent shall have the right to retain its own counsel (the expenses for which are covered by Licensee under this indemnification) to represent its own interests in all cases involving indemnification.

9.10 Parent’s Indemnity.

(a) Parent shall indemnify and hold harmless Licensee, Permitted Sublicensees and their respective directors, officers, agents, representatives and employees (“Licensee Indemnified Parties”) from and against any and all Damages asserted against or incurred by the Licensee Indemnified Parties, arising out of any claim or suit involving an allegation of trademark infringement involving use of the GE Marks in accordance with this Agreement; provided, that neither Parent nor any of its Affiliates shall have or be subject to any liability or indemnification obligation to the Licensee Indemnified Parties or any other Person arising from the ownership, validity, application to register, registration, enforcement, licensing or use, as applicable, of the Vernova Marks, “GEV” or, other than with respect to the GE Marks portion thereof as expressly provided in this Section 9.10(a), the Combined Mark.

(b) Licensee shall give Parent reasonable notice within thirty (30) days of all claims, actions and suits subject to the indemnity in Section 9.10(a) to the extent it becomes aware of the same, and grant Parent the right to select counsel and settle or control such claim or suit at Parent’s expense; provided, that in the event such suit or claim has, or has the reasonable potential to, materially impact the SpinCo Business (excluding any Former SpinCo Business) or Licensee’s ability to exercise its rights under the Agreement, Licensee shall have the right, at Licensee’s sole cost and expense, to participate in such claim or suit. If Parent decides not to take action with respect to such claims, Licensee may, upon Parent’s prior written approval, to be provided in Parent’s sole discretion, pursue such claim on its own at its sole cost and expense. Parent shall be permitted to participate and provide input in such matters, and Licensee must obtain prior written approval from Parent, to be provided in Parent’s sole discretion, prior to settling or otherwise resolving any such claims.

9.11 General Disclaimers. Nothing in this Agreement shall be construed as: (a) a warranty or representation by Parent that anything made, used, displayed, Sold, or otherwise disposed of by Licensee under license granted in this Agreement or by any Permitted Sublicensee under a sublicense permitted under this Agreement, in each case, is or will be free from the rightful claim of third parties by way of infringement or the like, except as specifically provided herein; (b) a requirement that Parent shall file or prosecute trademark applications, secure copyrights, or maintain Trademarks or copyright registrations in force or notify Licensee of actions or failures to act with respect to applications or renewals; except as specifically provided in Section 5.10; (c) an obligation that Parent bring or prosecute actions or suits against third parties for infringement or the like; or (d) granting by implication, estoppel, or otherwise, licenses or rights under Intellectual Property or Trademark rights of Parent other than to the GE Marks. Licensee hereby understands and acknowledges that Parent makes no representation or warranty, express or implied, at law or in equity, with respect to the Vernova Marks or “GEV” and any such representations or warranties are hereby disclaimed. To the extent Licensee fails to maintain or enforce the Vernova Marks or the applications or registrations for the Vernova Marks become invalidated, abandoned or cancelled, Licensee hereby acknowledges and agrees that Parent and its Affiliates shall bear no responsibility for any resulting impact to Licensee’s or its Permitted Sublicensees rights under this Agreement or any consequential impact on Parent’s ability to prosecute, maintain or enforce the Combined Mark.

9.12 Limitation on Liability. Except for liability for indemnification expressed herein, Parent’s total liability under or related to this Agreement, whether based on claims founded in contract, warranty, tort (including negligence), strict liability or otherwise, shall not exceed the amount of cumulative royalties and fees due under the Agreement for the applicable Contract Year in which the cause for such indemnification claim occurred. In no event, whether in contract, warranty, tort (including negligence), strict liability or otherwise, shall Parent be liable for special, incidental, exemplary, punitive or consequential damages, including loss of profit or revenue, loss of use of equipment or other property, cost of capital, cost of substitute goods, facilities, or services, downtime costs, or claims of customers for damage or loss of property. Notwithstanding anything to the contrary herein, neither Parent nor any of its Affiliates shall have or be subject to any liability or indemnification obligation to the Licensee Indemnified Parties or any other Person arising from the ownership, validity, application to register, registration, enforcement, licensing or use, as applicable, of the Vernova Marks, “GEV” or, other than with respect to the GE Marks portion thereof as expressly provided in Section 9.10(a), the Combined Mark.

9.13 Remedies Not Exclusive. All remedies specified herein shall be cumulative and not exclusive and shall be in addition to any other remedies which Parent may have under this Agreement or otherwise.

10.	MISCELLANEOUS

10.1 Assignment and Divested Entities.

(a) This Agreement shall not be assigned, in whole or in part, by operation of Law or otherwise by Licensee without the prior written consent of Parent. Any attempted assignment by Licensee in violation of this Section 10.1 shall be null and void ab initio. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns. Licensee shall not extend, sublicense, convey, pledge, encumber, or otherwise dispose of this Agreement or its rights or interest hereunder without the prior written consent of Parent.

(b) Notwithstanding the foregoing, in the event Licensee or SpinCo, directly or indirectly, divests a Permitted Sublicensee (other than SpinCo itself), or a line of business of a Permitted Sublicensee that uses the GE Marks in accordance with this Agreement, by (a) spinning off such Permitted Sublicensee by its sale or other disposition to a third party, (b) reducing ownership or control such Permitted Sublicensee so that it no longer qualifies as a Permitted Sublicensee under this Agreement or (c) selling or otherwise transferring such line of business to a third party (each such divested entity/line of business, a “Divested Entity”), the Divested Entity shall receive a transitional license to wind-down its use of the GE Marks for a period of six (6) months following the effective date of such divestiture, subject to Parent’s standard terms and conditions for transitional trademark licenses. For the avoidance of doubt, any divestment of a Divested Entity shall not reduce the Annual Fee. Upon the expiration or termination of any such transitional license granted to a Divested Entity in accordance with this Section 10.1(b), such Divested Entity shall immediately cease to be a “Permitted Sublicensee” and all sublicenses granted to it under the rights and licenses hereunder shall automatically terminate forthwith.

(c) Parent may assign this Agreement and any or all rights and obligations under this Agreement to any of its Affiliates or a third party (the “Assignee”) subject to (i) the Assignee agreeing to be bound by all of the terms and conditions of this Agreement and assuming all of the rights, interests and obligations of Parent under this Agreement, and (ii) Parent providing written notice of the assignment to Licensee. Immediately upon such assignment, automatically and without the requirement of any further action by any person or entity, (i) all references in this Agreement to the Parent shall instead apply to the Assignee unless the context otherwise requires and (ii) Parent shall be unconditionally and irrevocably released and discharged from any and all liabilities and obligations under or in connection with this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, the provisions set forth in Section 2.07 of the Separation Agreement (Rights, Interests and Obligations Under the HealthCare Ancillary Agreements) shall apply mutatis mutandis to the assignment provisions of this Agreement, with such conforming changes thereto as are necessary to apply the provisions, and preserve the effect, thereof to the terms of this Agreement.

10.2 Governing Law. This Agreement and any disputes relating to, arising out of or resulting from this Agreement, including to its execution, performance, or enforcement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

10.3 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail (followed by delivery of an original via overnight courier service) or (d) upon the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent, to:

General Electric Company

[***]

[***]

[***]

Attn: [***]

Email: [***]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Scott A. Barshay

Steven J. Williams

Jonathan Ashtor

Email: sbarshay@paulweiss.com

swilliams@paulweiss.com

jashtor@paulweiss.com

Facsimile: (212) 757-3990

If to Licensee, to:

GE Infrastructure Technology LLC

[***]

[***]

Attn: [***]

Email: [***]

with a copy to:

GE Vernova LLC

[***]

[***]

Attn: [***]

Email: [***]

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

10.4 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

10.5 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b) This Agreement, together with the Separation Agreement and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. In the event of conflict or inconsistency between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall prevail and remain in full force and effect.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and Licensee represents on behalf of itself and each Permitted Sublicensee, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

10.6 Third-Party Beneficiaries. Except as otherwise expressly set forth herein or as otherwise provided in the Separation Agreement, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

10.7 Waivers of Default. No failure or delay of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

10.8 Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party; provided, that nothing in this Section 10.8 shall limit the provisions of Section 10.1(d).

10.9 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 10.7 above). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. References herein to any Law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. Except as expressly set forth in this Agreement, the Parties shall make, or cause to be made, any payment that is required to be made pursuant to this Agreement as promptly as practicable and without regard to any local currency constraints or similar restrictions. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

10.10 Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11 Dispute Resolution. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

10.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose (and, in the case of Licensee, shall ensure its Permitted Sublicensees and Affiliates do not oppose) the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or similar security with such remedy are hereby waived.

10.13 Waiver of Jury Trial. EACH PARTY AND, WITH RESPECT TO LICENSEE, ITS AFFILIATES AND PERMITTED SUBLICENSEES, AND, WITH RESPECT TO PARENT, ITS AFFILIATES, HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Confidentiality. All confidential information of a Party disclosed to the other Party under this Agreement shall be deemed Specified Confidential Information (as that term is defined in the Separation Agreement), shall be subject to the provisions of Section 7.09 of the Separation Agreement (Confidential Information), and may be used by the receiving Party in accordance with this Agreement for the sole and express purpose of effecting the licenses granted herein.

10.15 Relationship of the Parties. Nothing contained herein is intended or shall be deemed to make either Party or members of the Parent Group (in the case of Parent) or the members of the SpinCo Group or Permitted Sublicensees (in the case of Licensee) the agent, employee, partner or joint venturer of the other Party or members of the Parent Group or members of the SpinCo Group or Permitted Sublicensees, as applicable, or be deemed to provide such Party or members of the Parent Group or members of the SpinCo Group or Permitted Sublicensees, as applicable, with the power or authority to act on behalf of the other Party or members of the Parent Group or members of the SpinCo Group or Permitted Sublicensees, as applicable, or to bind the other Party or members of the Parent Group or members of the SpinCo Group or Permitted Sublicensees, as applicable, to any contract, agreement, or arrangement with any other individual or entity.

Remainder of Page Left Blank Intentionally

IN WITNESS WHEREOF, Parent and Licensee have caused this Agreement to be executed, in duplicate, by their respective, duly authorized representatives on the date first noted above.

“LICENSEE”
GE Infrastructure Technology LLC

By:	/s/ Theodoros Stamatiadis
	Name:	Theodoros Stamatiadis
	Title:	Vice President

“PARENT”
General Electric Company

By:	/s/ Buckmaster de Wolf
	Name:	Buckmaster de Wolf
	Title:	Group Vice President

[Signature Page to Trademark License Agreement]